UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Developers Diversified Realty Corporation, an Ohio corporation, which we refer to as the company, will be held at the company’s corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 18, 2011, at 9:00 a.m., local time, for the following purposes:

1. To elect the following ten directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, and Barry A. Sholem;

2. To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent accountants for the company’s fiscal year ending December 31, 2011;

3. To hold a shareholder advisory vote regarding the compensation of the company’s named executive officers;

4. To hold a shareholder advisory vote regarding the frequency for future shareholder advisory votes regarding the compensation of the company’s named executive officers; and

5. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 8, 2011 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope or vote their shares by telephone or over the Internet as described in the attached proxy statement.

By order of the Board of Directors,

David E. Weiss
Secretary

Dated: April 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2011

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available free of charge at www.proxydocs.com/ddr.

Page

About the Meeting	1
Security Ownership of Certain Beneficial Owners and Management	4
Proposal One: Election of Directors	7
Nominees for Election at the Annual Meeting	8
Certain Transactions	11
Corporate Governance	12
Codes of Ethics	12
Reporting and Non-Retaliation Policy	12
Independent Directors	13
Board Leadership Structure and Risk Oversight	13
Meetings of Non-Management and Independent Directors	15
Committees and Meetings of Our Board	15
Director Qualifications and Review of Director Nominees	17
Audit Committee Report	19
Executive Compensation	20
Compensation Discussion and Analysis	20
Compensation Committee Report	33
Compensation Committee Interlocks and Insider Participation	33
Compensation-Related Risk Analysis	33
Executive Compensation Tables and Related Disclosure	34
Compensation of Directors	51
Certain Transactions	53
Review, Approval or Ratification of Transactions with Related Persons	53
Section 16(a) Beneficial Ownership Reporting Compliance	54
Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Accountants for our Fiscal Year Ending December 31, 2011	55
Proposal Three: Shareholder Advisory Vote Regarding the Compensation of the Company’s Named Executive Officers	57
Proposal Four: Shareholder Advisory Vote Regarding the Frequency for Future Shareholder Advisory Votes on the Compensation of the Company’s Named Executive Officers	59
Shareholder Proposals for 2012 Annual Meeting	59
Householding	59
Other Matters	60

i

DEVELOPERS DIVERSIFIED REALTY CORPORATION

PROXY STATEMENT

ABOUT THE MEETING

Why did you send me this proxy statement?

Developers Diversified Realty Corporation, which is referred to as the “company,” “we,” “our” or “us,” sent you this proxy statement and the enclosed proxy card because our Board of Directors, which we refer to as our Board, is soliciting your proxy to vote at our 2011 Annual Meeting of Shareholders, which we refer to as the Annual Meeting. This proxy statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 18, 2011, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet or by completing and mailing the enclosed proxy card.

We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 18, 2011 to all shareholders entitled to vote. Shareholders who owned our common shares at the close of business on April 8, 2011, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately 276,592,862 common shares outstanding. We are also enclosing our 2010 annual report to shareholders, which includes our financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The enclosed proxy card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	FOR the election of Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, and Barry A. Sholem as directors;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2011;

•	FOR the approval, on an advisory basis, of the compensation of the company’s named executive officers; and

•	FOR, on an advisory basis, the company to hold future shareholder advisory votes on the compensation of the company’s named executive officers EVERY YEAR (1 YEAR).

Shareholders of record may vote by calling 1-866-540-5760 or over the Internet by accessing the following website: www.proxyvoting.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying proxy card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by not later than 11:59 p.m., Eastern Time, on May 17, 2011.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 17, 2011.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed proxy card bearing a later date or by giving us notice in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors	To be elected, directors must receive a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Accountants for Our Fiscal Year Ending December 31, 2011	Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of the holders of a majority of our common shares, having voting power present at the Annual Meeting in person or by proxy and entitled to vote on the proposal, to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as our independent accountants. Broker non-votes will have no effect on the outcome of Proposal Two, but abstentions will have the same effect as a vote against Proposal Two.

Proposal Three: Shareholder Advisory Vote Regarding the Compensation of the Company’s Named Executive Officers	This vote is advisory only and therefore is not binding on us or our Board of Directors. However, the Board and Executive Compensation Committee will review the results of the vote and will consider the affirmative vote of the holders of a majority of our common shares, having voting power present at the Annual Meeting in person or by proxy and entitled to vote on the proposal, to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of Proposal Three, but abstentions will have the same effect as a vote against Proposal Three.

Proposal Four: Shareholder Advisory Vote Regarding the Frequency for Future Shareholder Advisory Votes on the Compensation of the Company’s Named Executive Officers	This vote is advisory only and therefore is not binding on us or our Board of Directors. However, the Board and Executive Compensation Committee will review the results of the vote and will consider the frequency choice (every 1 year, every 2 years, or every 3 years) receiving the most votes cast by those holders of our common shares, having voting power present at the Annual Meeting in person or by proxy and entitled to vote on this proposal, to be the frequency recommended by the shareholders for future advisory votes on the compensation of our named executive officers. Broker non-votes and abstentions will have no effect on the outcome of Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 18, 2011, except as otherwise disclosed in the notes below, by (1) each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the Securities and Exchange Commission, or SEC, (2) our directors, (3) our named executive officers and (4) our executive officers and directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Amount and Nature of
	Beneficial Ownership of		Percentage
	Common Shares		Ownership

More Than 5% Owners
The Otto Family	60,681,822	(1)	22.7%
Cohen & Steers, Inc.	34,021,295	(2)	12.7%
FMR LLC	22,407,555	(3)	8.4%
The Vanguard Group, Inc	20,986,352	(4)	7.9%
Directors and Management
Scott A. Wolstein	1,694,901	(5)	*
Daniel B. Hurwitz	743,142	(6)(7)	*
Terrance R. Ahern	24,962	(7)(8)(9)	*
James C. Boland	13,904		*
Thomas Finne	11,551		*
Paul W. Freddo	250,781	(10)	*
Robert H. Gidel	32,871	(11)	*
John S. Kokinchak	187,640	(7)(12)	*
Volker Kraft	48,234		*
Victor B. MacFarlane	12,500	(7)(8)(13)	*
Craig Macnab	112,156	(7)(8)(14)	*
David J. Oakes	539,061	(7)(15)	*
Scott D. Roulston	6,374	(8)(16)	*
Barry A. Sholem	82,172	(17)	*
William B. Summers, Jr.	31,399		*
William H. Schafer	78,073	(18)	*
Joan U. Allgood	241,737	(19)	*
All Current Executive Officers and Directors as a Group (16 persons)	3,896,127	(20)	1.5%

*	Less than 1%

(1)	Information for common shares owned as of March 18, 2011, is based on a report on Schedule 13D/A filed with the SEC on March 21, 2011 by Alexander Otto, Katharina Otto-Bernstein, Dr. Michael Otto and Janina Vater, each an individual (together, the “Otto Family”). The report stated that the Otto Family may be deemed to form a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with Scott A. Wolstein and Iris S. Wolstein and collectively be deemed to have beneficial ownership of 66,148,221 common shares, but that the Otto Family disclaims any beneficial ownership in any securities held or which may be acquired by Mr. Wolstein or Ms. Wolstein. According to the information provided in the report, Alexander Otto is the beneficial owner of 39,674,485 common shares. Alexander Otto has sole voting and sole dispositive power over each of these common shares. Also according to the report, Katharina Otto-Bernstein is the beneficial owner of 15,755,505 common shares. Katharina Otto-Bernstein has sole voting and sole dispositive power over each of these common shares. The report indicates Dr. Michael Otto is the beneficial owner of 5,251,832 common shares. Dr. Michael Otto has sole voting and sole dispositive power over 2,625,916 of these common shares. Dr. Michael Otto also shares voting and dispositive power over 2,625,916 of these common shares with Janina Vater through power of attorney, granted to Dr. Michael Otto by Janina Vater. According to the information provided in the report, Janina Vater is the beneficial owner of 2,625,916 common shares. The report indicates that the 60,681,822 common shares set forth in the table above includes 10,000,000 common shares issued upon the exercise of warrants. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)	Information for common shares owned as of December 31, 2010, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2011 by Cohen & Steers, Inc., a parent holding company, and related parties. The report indicated that Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., which is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 34,021,295 common shares and has sole voting power over 29,258,623 of these common shares. The report indicates that Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 33,076,660 common shares and sole voting power over 28,759,719 of these common shares. The report indicates that Cohen & Steers Europe S.A. is the beneficial owner of, and has sole dispositive power over, 944,635 common shares and sole voting power over 498,904 of these common shares. The address for this reporting person is 280 Park Avenue, 10th Floor, New York, New York 10017.

(3)	Information for common shares owned as of December 31, 2010, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, an individual. According to the report, FMR LLC is the beneficial owner of, and has sole dispositive power over, 22,407,555 common shares and has sole voting power over 14,436,979 of these common shares. In addition, according to the report, Edward C. Johnson 3d is the beneficial owner of, and has sole dispositive power over, 22,407,555 of these common shares. The report indicated that members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. According to the information provided in the report, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 7,939,271 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to these 7,939,271 common shares. Also according to the report, Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 13 common shares. Also according to the report, Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 872,220 common shares. The report indicates that Pyramis Global Advisors Trust Company, an indirect-wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 1,236,307 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to and sole voting power over the common shares beneficially owned by Pyramis Global Advisors, LLC, sole dispositive power with respect to the common shares beneficially owned by Pyramis Global Advisors Trust Company, and sole voting power over 1,205,002 of the common shares beneficially owned by Pyramis Global Advisors Trust Company. According to the information provided in the report, FIL Limited, a qualified institution under Rule 13d-1(b)(1)(ii) under the Exchange Act is the beneficial owner of 12,359,744 common shares. Partnerships controlled by Mr. Johnson’s family, or trusts for their benefit, own common shares of FIL Limited voting stock with the right to cast approximately 39% of the total votes that may be cast. FMR LLC and FIL Limited are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL Limited disclaimed beneficial ownership in the report indicating that they believe that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 under the Exchange Act. FMR LLC reported that the filing was on a voluntary basis as if all of the common shares were beneficially owned by FMR LLC and FIL Limited on a joint basis. The address for this reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Information for common shares owned as of December 31, 2010, is based on a report on Schedule 13G/A filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. According to the information provided in the report, The Vanguard Group Inc. is the beneficial owner of 20,986,352 common shares and has sole voting power over 161,249 common shares, sole dispositive power over 20,825,103 common shares and shared dispositive power over 161,249 common shares. Pursuant to the instructions of Item 7 of Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting over 161,249 common shares as a result of it serving as investment manager of collective trust accounts. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	Includes 431,789 common shares subject to options exercisable on or prior to May 17, 2011. This number also includes 700,000 common shares pledged as security by Mr. Wolstein.

(6)	Includes 204,394 common shares subject to options exercisable on or prior to May 17, 2011.

(7)	Does not include 72,712; 1,029; 1,029; 695; 4,448 and 150,652 stock units credited to the accounts of Messrs. Hurwitz, Ahern, MacFarlane, Macnab, Kokinchak and Oakes, respectively, with respect to restricted common shares that would have vested pursuant to their terms, and 120,000 and 142,120 stock units to be credited to the accounts of Messrs. Hurwitz and Oakes, respectively, with respect to restricted common shares that have not yet vested, as a result of the election by such individuals to defer the vesting of restricted common shares pursuant to our equity deferred compensation plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(8)	Does not include 91,488; 63,860; 17,718 and 18,078 stock units credited to the accounts of Messrs. Ahern, MacFarlane, Macnab and Roulston pursuant to our directors’ deferred compensation plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(9)	Includes 5,000 common shares subject to options exercisable on or prior to May 17, 2011.

(10)	Includes 41,891 common shares subject to options exercisable on or prior to May 17, 2011.

(11)	Includes 22,901 common shares owned by a partnership in which Mr. Gidel and his wife each has a one-half interest.

(12)	Includes 75,436 common shares subject to options exercisable on or prior to May 17, 2011.

(13)	Includes 10,000 common shares subject to options exercisable on or prior to May 17, 2011.

(14)	Includes 66,827 common shares as to which Mr. Macnab shares voting and dispositive power with his wife. This number also includes 66,827 common shares pledged as security by Mr. Macnab.

(15)	Includes 400,928 common shares subject to options exercisable on or prior to May 17, 2011.

(16)	Includes 685 common shares held in an individual retirement account.

(17)	Includes 5,000 common shares subject to options exercisable on or prior to May 17, 2011.

(18)	Beneficial ownership information for Mr. Schafer is provided as of February 15, 2010, the effective date of his departure from the company, based on his Form 4 filing with the SEC on February 4, 2010 and his Form 5 filing with the SEC on February 8, 2010, as well as a net restricted share award of 10,704 common shares on July 31, 2010 and the expiration of all of his unexercised options in May 2010.

(19)	Beneficial ownership information for Ms. Allgood is provided as of January 31, 2011, the effective date of her departure from the company, based on her Form 4 filing with the SEC on August 3, 2010, as well as a withholding tax transaction with respect to 4,145 common shares and a net restricted share award on January 31, 2011 of 16,148 common shares. Includes 8,919 common shares owned by Ms. Allgood’s husband, as reported on the Form 4 filing described in this footnote, and, as of March 18, 2011, 95,666 common shares subject to options exercisable on or prior to May 17, 2011.

(20)	Includes 38,367 common shares subject to options exercisable on or prior to May 17, 2011 owned by executive officers not named in the table in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the following ten directors nominated herein to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, and Barry A. Sholem.

A majority vote standard applies in uncontested elections and a plurality vote standard applies in contested elections. An election is contested when the number of nominees for election as a director exceeds the number of directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a director. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), then our Board intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Period of
Service as
Name and Age	Principal Occupation	Director

Terrance R. Ahern 55	Co-Founder and Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
James C. Boland 71	Former President and Chief Executive Officer of Cavs/Gund Arena Company and Former Vice Chairman of Cavaliers Operating Company, LLC	9/09-Present
Thomas Finne 52	Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)	9/09-Present
Robert H. Gidel 59	Managing Member, Liberty Partners, LLC (real estate investments)	5/00-Present
Daniel B. Hurwitz 47	Our President and Chief Executive Officer	5/02-5/04, 6/09-Present
Volker Kraft 38	Managing Director, ECE Real Estate Partners G.m.b.H. (commercial real estate company, Hamburg, Germany)	5/09-Present
Victor B. MacFarlane 59	Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 55	Chief Executive Officer, National Retail Properties, Inc. (real estate investment trust)	3/03-Present
Scott D. Roulston 53	Managing Partner, High Road Partners, LLC (business advisory firm)	5/04-Present
Barry A. Sholem 56	Partner, MSD Capital, L.P. (family investment office)	5/98-Present

Terrance R. Ahern is a Co-Founder and Principal of The Townsend Group, an institutional real asset advisory firm formed in 1986. The Townsend Group consults or advises domestic and offshore public and private pension plans, endowments and foundations, sovereign wealth funds and multi-manager funds. Mr. Ahern is a past member of the Board of Directors of the Pension Real Estate Association, or PREA, and the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. Prior to founding The Townsend Group, Mr. Ahern was engaged in the private practice of law.

With his years of experience managing a firm whose core skill is analyzing real estate companies and real estate investment opportunities, Mr. Ahern brings valuable insight into the real estate markets in which we operate. In addition, through his past experience on the boards of some of the most influential organizations in the real estate industry, he has amassed an expansive knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

James C. Boland served as President and Chief Executive Officer of Cavs/Gund Arena Company, the Cleveland Cavaliers professional basketball team and Gund Arena, from January 1998 to January 2003 and Vice Chairman of the Cavaliers Operating Company, LLC (formerly known as Cavs/Gund Arena Company) from January 2003 to June 2007. Prior to his time with the Cavaliers, Mr. Boland was a partner of Ernst & Young LLP for 22 years serving in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 until his retirement from the firm in 1998. Mr. Boland is also a Director of The Sherwin-Williams Company, The Goodyear Tire & Rubber Company and Invacare Corporation, and was a Director, from 2004 to 2005, of International Steel Group. He is also a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

As a partner and member of the management committee of a major accounting firm for over 20 years, Mr. Boland has worked with hundreds of public and private companies and has a thorough understanding of complex accounting and auditing matters. Furthermore, his service on several public and private company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of risk assessment, corporate governance and executive compensation.

Thomas Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a Managing Director of C.J. VOGEL Aktiengesellschaft für Beteiligungen. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the boards of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

Robert H. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and lead director of Global Signal Inc., a real estate investment trust, which we refer to as a REIT. He has been a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC since 1999, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001.

Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Daniel B. Hurwitz was appointed as our President and Chief Executive Officer in January 2010. Mr. Hurwitz served as our President and Chief Operating Officer from May 2007 to January 2010, as our Senior Executive Vice President and Chief Investment Officer from May 2005 through May 2007 and as an Executive Vice President from June 1999 through April 2005. He was previously a member of our Board from May 2002 to May 2004. Prior to joining us, Mr. Hurwitz served as Senior Vice President and Director of Real Estate and Development for Boscov’s Department Store, Inc., a privately held department store chain. Prior to Boscov’s, Mr. Hurwitz served as Development Director for The Shopco Group, a New York City-based developer and acquirer of regional and super regional shopping malls. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Executive Management Program at the University of Pennsylvania. Mr. Hurwitz is a director of EDT Trust; a member of the Developers Diversified/Sonae Sierra Brasil Board of Directors; a member of ICSC, a member of the ICSC Board of Trustees, a member of the ICSC Executive Committee and a member of the ICSC Political Action Committee. He previously served as a director of U-Store-It Trust from January 2008 to January 2011 and currently is a member of ULI and serves as Vice Chairman of the CRC Blue Council. Additionally, Mr. Hurwitz is a member of the Colgate University Board of Trustees; a member of the Board of Trustees of Hawken School; a member of the Leadership Board for the Neurological Institute at the Cleveland Clinic; and a member of the Board of Directors of the Rock and Roll Hall of Fame. He has also served as a member of the Board of Regents for the University System of Ohio and the Board of Directors of the Colgate University Alumni Corporation, Colgate University Maroon

Council, Boscov’s Department Store, Inc., The Network, Applewood Centers and the Cleveland Children’s Museum.

During his more than 11 years of service to the company and as our President and Chief Executive Officer, Mr. Hurwitz has gained a comprehensive knowledge of the critical internal and external challenges facing the company and the real estate industry as a whole. His leadership within the company, his prior experience as a member of senior management of companies in the retail industry and his prior role as a member of the Board of Trustees of U-Store-It Trust, for which he served as a member of the audit committee and chairman of the executive compensation committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board, the company and the community.

Volker Kraft is a Managing Director of ECE Real Estate Partners G.m.b.H., the institutional real estate fund management platform of ECE Projektmanagement G.m.b.H. & Co. KG, a fully integrated international developer, owner and manager of shopping centers based in Hamburg, Germany. Prior to joining ECE in 2008, Dr. Kraft was a Director of Allianz Capital Partners G.m.b.H., a private equity firm located in Munich, Germany, where he was a member of the management team and the internal investment committee since 2001. During that time, Dr. Kraft served as a member of the Advisory Board and Shareholders’ Committee of Bartec G.m.b.H., Bad Mergentheim, an electronic components company, and as a member of the Supervisory Board of Scandlines AG, Rostock, a ferry services company.

As a member of the board of directors of a major international retail real estate developer and as a manager of a leading German private equity company, Dr. Kraft brings to our Board the knowledge of the retail real estate industry on a global basis, corporate finance, funds management, corporate transactions and strategic planning. In addition, as a member of the supervisory boards of several international companies in various industries, Dr. Kraft contributes to our Board by drawing upon his extensive experience with corporate governance, leadership and risk management.

Victor B. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Board of Directors of each of the Robert Toigo Foundation, the Real Estate Executive Council and the Initiative for a Competitive Inner City. He also serves on the Board of Advisors for UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and trustee of ULI; a member and former director of PREA; and a member of ICSC, the Chief Executives Organization and the World Presidents’ Organization.

Mr. MacFarlane brings to our Board over two decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the company and our corporate strategy.

Craig Macnab has served as the Chief Executive Officer and a Director of National Retail Properties, Inc., a publicly traded REIT, since February 2004 and as Chairman of the Board since February 2008. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation from 2000 to 2003, when we acquired JDN Realty Corporation. Mr. Macnab was a director of Per-Se Technologies, Inc., now McKesson Corporation, from 2002 to 2007. He was also a Director of Eclipsys Corporation, a provider of clinical and financial software to the healthcare industry, prior to its merger with Allscripts in 2010. Mr. Macnab is a member of the Board of Governors of NAREIT.

As the current chief executive officer and director of a public company, as well as the former president, chief executive officer and director of a publicly held developer, owner and manager of shopping centers, Mr. Macnab has direct experience with the significant managerial matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance, capital markets and strategic planning. His current and former service on the board of directors of several public companies has provided him with a comprehensive understanding of corporate governance issues facing a public company and its board of directors.

Scott D. Roulston is Managing Partner of High Road Partners, LLC, advisors to growth companies, both public and private, since 2002. From 1990 to 2010, he was Chief Executive Officer of Fairport Asset Management, a registered investment advisor, and its predecessor firm, Roulston & Company. He is a member of the World Presidents’ Organization and past Chapter Chairman for Young Presidents’ Organization. He is a Trustee and President of Bluecoats, Inc., and a Trustee of Policy Bridge. He is a former director of Defiance, Inc. where he served as chair of the Compensation Committee, several private companies, and advisory boards for Charles Schwab Institutional, TIAA-CREF, and the Weatherhead School of Management at Case Western Reserve University. Mr. Roulston is a graduate of Dartmouth College.

In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and investment company. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Barry A. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a managing director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is currently active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the company. In addition, he brings a broad understanding of the social and political issues facing the company through his involvement with ULI and ICSC.

Certain Transactions

On February 23, 2009, we entered into a stock purchase agreement with Mr. Alexander Otto, which we refer to as the Otto Stock Purchase Agreement. Pursuant to the Otto Stock Purchase Agreement, we issued and sold 30,000,000 common shares, which we refer to as the Purchased Shares, for gross proceeds of approximately $112.5 million and issued warrants to purchase 10,000,000 common shares at an exercise price of $6.00 per share to Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family. No additional consideration was paid for the warrants. Under the terms of the Otto Stock Purchase Agreement, we also issued to the Otto Family 2,858,732 common shares as a result of first and second quarter 2009 partial stock dividends associated with the Purchased Shares. On March 18, 2011, the Otto Family members exercised all of the warrants and purchased 10,000,000 common shares of the company at a price of $6.00 per share.

In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in us. In accordance with the investor rights agreement, Dr. Kraft and Dr. Finne were nominated and elected to our Board. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. Dr. Kraft and Dr. Finne are Mr. Otto’s current nominees pursuant to the investor rights agreement.

Our Board Recommends That Shareholders Vote FOR the Election of Each of the Director Nominees.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that guide our Board in the performance of its responsibilities to serve the best interests of the company and our shareholders. Our Corporate Governance Guidelines are posted on our website, www.ddr.com, under “Investor Relations.” Our Board reviews the Corporate Governance Guidelines periodically but not less than annually.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, chief accounting officer and other designated senior financial officers, which we collectively refer to as our senior financial officers. This code requires our senior financial officers:

•	to act with honesty and integrity;

•	to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•	to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	to not use for personal advantage confidential information acquired in the course of their employment;

•	to proactively promote ethical behavior among peers and subordinates in the workplace; and

•	to promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Investor Relations.”

Code of Business Conduct and Ethics.  We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and directors. This code governs the actions and working relationships of our employees, officers and directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. The Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Investor Relations.”

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning financial wrongdoing may be made directly to our Corporate Compliance Officer, David E. Weiss, our Audit Committee Chairman, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. Reports concerning non-financial wrongdoing may be made directly to our Senior Vice President of Human Resources, Nan Zieleniec, the Corporate Compliance Officer, or to Global Compliance Services. An inquiry or investigation is then initiated by the Corporate Compliance Officer, Senior Vice President of Human Resources or the Audit Committee Chairman to determine if the report can be sustained or has merit. Results of investigations concerning financial wrongdoing are reviewed by the Chief Executive Officer and/or Chief Financial Officer and reported to the Audit Committee. Results of investigations concerning non-financial wrongdoing are reviewed by the Chief Executive Officer. This policy is posted on our website, www.ddr.com, under “Investor Relations.”

Independent Directors

Our Board has affirmatively determined that all of the nominated directors, except for Dr. Finne, Mr. Hurwitz, and Dr. Kraft, are “independent directors” within the meaning of the listing standards of the New York Stock Exchange, or NYSE. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each director or nominee has with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us), and only those directors or nominees whom our Board affirmatively determines have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) will be considered independent. With respect to our independent directors, there were no transactions, relationships or arrangements that occurred in 2010 that were considered by our Board in making its determination of such directors’ independence.

Board Leadership Structure and Risk Oversight

As of January 1, 2010, we separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Daniel B. Hurwitz was appointed our Chief Executive Officer with responsibility for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for company performance and reports directly to our Board.

On January 1, 2010, Scott A. Wolstein was appointed our Executive Chairman of the Board. Mr. Wolstein held a leadership role at the company and served on our Investment Committee. He also maintained his historic capital markets and tenant relationships to enhance his ability to implement our long-term corporate strategy. Our Executive Chairman of the Board also:

•	provided guidance to our Chief Executive Officer;

•	worked closely with our Chief Executive Officer to develop the company’s strategic plan;

•	in conjunction with our Chief Executive Officer, directed the planning, investigation, evaluation and negotiations pertaining to our capital structure, new ventures, acquisitions, dispositions and joint ventures and presented such plans for review and approval by our Board;

•	worked with our Chief Executive Officer and Chief Investment Officer on transactional matters by networking with strategic relationships;

•	consulted and advised on any operational matters as requested by our Chief Executive Officer;

•	ensured that our Board fulfilled its oversight and governance responsibilities;

•	ensured that our Board set and implemented our goals and strategies;

•	established procedures to govern our Board’s work;

•	ensured that the financial and other decisions of our Board were fully, promptly and properly carried out;

•	ensured that all members of our Board had opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presided over meetings of our shareholders; and

•	provided leadership to our Board and set the agenda for, and presided over, Board meetings.

In February 2011, the company announced that Mr. Wolstein would no longer serve as Executive Chairman of the Board and that the position of Executive Chairman of the Board would not be filled. Effective April 11, 2011, Mr. Wolstein no longer serves as Executive Chairman of the Board and Mr. Wolstein resigned from the Board. The Board elected Mr. Ahern to serve as Chairman of the Board until his successor is duly appointed. The position of Chairman of the Board will be a non-executive officer position and will be held by an independent director. Any non-executive Chairman of the Board will have the following responsibilities, among others as determined by the Board:

•	consult and advise on any operational matters as requested by our Chief Executive Officer;

•	ensure that our Board fulfills its oversight and governance responsibilities;

•	ensure that our Board sets and implements our goals and strategies;

•	establish procedures to govern our Board’s work;

•	ensure that the financial and other decisions of our Board are fully, promptly and properly carried out;

•	ensure that all members of our Board have opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	preside over meetings of our shareholders; and

•	provide leadership to our Board and set the agenda for, and preside over, Board meetings.

In accordance with our Corporate Governance Guidelines, our Board has also maintained a lead director who was an independent director and was selected by a majority of the independent directors. Because Mr. Wolstein was an employee of the company during 2010 and therefore was not “independent,” our Board unanimously selected Mr. Ahern to serve as lead director. The lead director:

•	presides at all meetings of our Board at which the Chairman of the Board is not present;

•	serves as liaison between the Chairman of the Board and the independent directors;

•	reviews and comments on information to be sent to our Board;

•	reviews and comments on meeting agendas for our Board;

•	reviews and comments on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of independent directors; and

•	if requested by major and institutional shareholders, ensures that he or she is available for consultation and direct communication.

We believe this Board leadership structure recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position in the current business environment, the commitment required for our Chief Executive Officer to fulfill his responsibilities and the independent oversight required by our Chairman of the Board and lead director.

This structure also enables our Board as a whole to fulfill its responsibility to oversee the company’s risks presented by its long-term strategy, business plan and model. With a Board comprised of management, independent directors and non-independent directors, members of our Board bring a variety of perspectives to address risks. Our Board’s role in enterprise risk management includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, strategic and compliance risks. The company has an Enterprise Risk Management (ERM) Committee comprised of senior management which meets regularly to address risk and risk mitigation strategies. The chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists the Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and works with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chairman of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the company’s enterprise risk program. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to interrelated risks.

Meetings of Non-Management and Independent Directors

The non-management directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the lead director. In 2010, the non-management directors met either before or after each regularly scheduled Board meeting. In addition, as required by our Corporate Governance Guidelines, the independent directors meet at least once a year.

Committees and Meetings of Our Board

During the fiscal year ended December 31, 2010, our Board held six meetings and took written action on nine occasions. Each director attended at least 75% of the aggregate number of meetings of our Board and committees on which he served in 2010. As stated in our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All of our directors attended the annual meeting of shareholders in May 2010.

During 2010, the following committees of our Board existed: an Audit Committee, a Dividend Declaration Committee, an Executive Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, and a Pricing Committee. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on our website at www.ddr.com, under “Investor Relations.” Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board, and our Board also conducts a self-evaluation annually.

The following table indicates the current members of each standing committee as of March 1, 2011:

Committee Membership (* Indicates Chair)

Audit Committee	Dividend Declaration Committee

Scott D. Roulston*	Scott A. Wolstein*
James C. Boland	Thomas Finne
William B. Summers, Jr.	Craig Macnab

Executive Committee	Executive Compensation Committee

Scott A. Wolstein*	Robert H. Gidel*
Terrance R. Ahern	James C. Boland
Volker Kraft	Victor B. MacFarlane
Craig Macnab	Barry A. Sholem
Daniel B. Hurwitz

Nominating and Corporate Governance Committee	Pricing Committee

Craig Macnab*	Daniel B. Hurwitz*
Terrance R. Ahern	Scott D. Roulston
Victor B. MacFarlane	William B. Summers, Jr.

Audit Committee.  The Audit Committee assists our Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and those of our independent registered public accounting firm, our enterprise risk management policies and procedures, and prepares the Audit Committee Report included in our annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the SEC, and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. In addition, our Board has determined that Mr. Boland’s simultaneous service on the audit committees of three other public companies would not impair his ability to effectively serve on our Audit Committee and has, with respect to Mr. Boland, waived the limitations set forth in our Corporate Governance Guidelines and our Audit Committee Charter related to the number of other public company boards and audit committees on which members of our Board are allowed to serve. The Audit Committee held eight meetings in 2010.

Dividend Declaration Committee.  The Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board. The Dividend Declaration Committee held no meetings and took written action on nine occasions in 2010.

Executive Committee.  The Executive Committee advises our Board on major strategic initiatives, business opportunities and policy issues for the company, provides assistance and advice to our Board with respect to any special matters that may arise before our Board from time to time, and takes action on behalf of the Board during intervals between meetings of the Board. However, the actions of the Executive Committee are subject to control, revision and alteration by the Board. The Executive Committee held three meetings in 2010.

Executive Compensation Committee.  The Executive Compensation Committee reviews and approves compensation for our executive officers, reviews and recommends to our Board compensation for directors, oversees the compensation and executive benefit plans under which such executive officers and directors receive benefits, reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below in the Compensation Discussion and Analysis section.

The President and Chief Executive Officer communicates to the Executive Compensation Committee decisions regarding compensation for executive officers other than himself and the Executive Chairman of the Board, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate. All of the members of the Executive Compensation Committee are independent as independence is currently defined in the NYSE listing standards in accordance with our Corporate Governance Guidelines. The Executive Compensation Committee held six meetings and took written action on one occasion in 2010.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance and approves any waivers of our Code of Business Conduct and Ethics with respect to officers and directors and leads our Board in its annual review of the performance of our Board. All of the members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in the applicable federal securities laws and rules of the SEC and the NYSE listing standards in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held four meetings and took written action on one occasion in 2010.

Pricing Committee.  The Pricing Committee is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities. The Pricing Committee held no meetings and took written action on eight occasions in 2010.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and the necessary resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties. A description of the qualifications, skills and expertise that the Nominating and Corporate Governance Committee considered when nominating each of the director nominees nominated for election at the Annual Meeting is described above under ‘‘Proposal One: Election of Directors.”

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, as well as integrity, judgment, knowledge, experience, skills and expertise as described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee
Scott D. Roulston, Chairman
James C. Boland
William B. Summers, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The economic environment and U.S. retail real estate market of the past two years have presented our management and Board with significant challenges. We have responded to these challenges by placing greater strategic emphasis on operational excellence, which we describe as our new “prime” business strategy. Under our prime business strategy, we are focused on three primary objectives that position us to effectively compete: (1) maintaining a prime balance sheet relative to our peers, which means strengthening our credit metrics and reducing risk; (2) operating a prime portfolio, which means focusing on what we define as prime properties (in other words, market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market share); and (3) maintaining a prime operating platform, which means improving property operating fundamentals such as increasing the cash flow from our properties.

To strengthen our balance sheet and reduce financial risk, we raised long-term capital, refinanced and extended the maturities of our remaining debt, and reduced our overall leverage ratios. To focus on our prime portfolio properties, our management and our Board completed a thorough strategic review of our portfolio, and reaffirmed our objective for the next several years to increase our ownership and operation of prime properties and to dispose of non-core assets that will not contribute to long-term earnings growth. To improve our operating platform, we have placed greater strategic emphasis on our operations by increasing the occupancy and revenue rates for our properties while controlling costs.

Implementing our prime business strategy has required changes in our company leadership, performance measurement processes and annual performance-based incentive compensation metrics. With respect to executive personnel, we promoted Daniel B. Hurwitz to the office of Chief Executive Officer, David J. Oakes to the office of Chief Financial Officer and John S. Kokinchak to the office of Chief Administrative Officer. In addition, Mr. Wolstein’s employment with the company will cease in July 2011 without cause. Effective April 11, 2011, Mr. Wolstein no longer serves as Executive Chairman of the Board and he resigned from the Board. Independent director Terrance R. Ahern will serve as Chairman of the Board, a non-executive officer position, until Mr. Ahern’s successor is duly appointed.

Our historical compensation philosophy has been to tie incentive pay to the performance we expect our management to achieve given the environment in which we compete for tenants and capital. In other words, we pay for performance. The Executive Compensation Committee of our Board, which we refer to as the Committee, sought to establish a key financial performance metric for 2010 for our annual performance-based incentive compensation program that would best define our success both externally to the investing community and internally to all of our employees. Based on an analysis prepared by the Committee’s compensation consultant, the measure selected was “Same Store EBITDA.”

During 2010, we made a significant change in how we measured performance by adopting a long-term annual growth target for our Same Store EBITDA performance metric included as part of our annual performance-based incentive compensation program. Going forward, all annual incentive-eligible employees will be measured, in large part, by our achievement with respect to Same Store EBITDA, as further discussed below. We also retained elements from our prior year’s annual performance-based incentive compensation program, including a relative total shareholder return performance metric (or Relative TSR) and the evaluation of clearly articulated individual performance goals. For 2010 comparative purposes, we evaluated our performance against a peer group of real estate investment trusts based on the dollar amount of assets under management. Going forward, beginning with 2011, we will modify our peer group to focus on retail real estate investment trusts with whom we most directly compete for talent, tenants, and capital.

We believe that we executed on our pay-for-performance philosophy for 2010. Based on a review of our named executive officers’ performance during 2010 against our Same Store EBITDA and relative total shareholder return performance metrics and the officers’ individual objectives, as explained in greater detail below, we paid annual performance-based cash incentives at the “target” level for Messrs. Hurwitz and

Wolstein, while Messrs. Oakes, Freddo and Kokinchak received annual performance-based cash incentives between the “target” and “maximum” levels.

Over the past 24 months, we have made substantial changes and improvements in our business strategy and our balance sheet, and have restructured our senior management team in order to serve the long-term interests of shareholders, customers, and employees. We also aligned our compensation programs with these strategic changes. In the remainder of this Compensation Discussion and Analysis below, we describe the philosophy and objectives that guide our approach to executive compensation and the design and implementation of our executive compensation program. We also describe and analyze our 2010 compensation decisions, including the decision to reward our named executive officers with annual performance-based incentives based on 2010 performance.

2010 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes our compensation packages should provide an incentive to our named executive officers to deliver a return to shareholders that, on average and over time, ranks among the highest delivered by our peers. Our compensation program rewards management for delivering superior returns and for improving the financial and non-financial measures of performance that enhance shareholder value.

Our goal is to attract and retain leading industry talent who will execute a strategy that provides opportunity to retailers, builds and sustains our core competencies and enables us to take advantage of new business opportunities. To that end, our annual performance-based incentive compensation program for our named executive officers is based primarily on three performance measures: growth in Same Store EBITDA; relative total shareholder return compared to our peer group of real estate investment trusts; and the achievement of strategic, business unit or individual objectives, as described further below.

Key Incentive Compensation Metrics

As discussed above, we selected Same Store EBITDA as our key operational performance metric for 2010. We believe Same Store EBITDA is an effective way to measure our performance both externally to the investment community and internally for all of our employees. EBITDA is earnings before interest, taxes, depreciation and amortization, which includes all overhead and administrative costs, but excludes interest expense and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as profit from properties and other investments that we have owned for at least two consecutive years. Same Store EBITDA growth captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions, and is a performance measure that is less prone to influence by financial engineering and strategies that rely on short-term debt and increased risk. Of further importance, every bonus-eligible employee can contribute to and is significantly focused on Same Store EBITDA growth through our incentive compensation program.

The Committee also adopted a long-term target annual growth rate for Same Store EBITDA. The target was set with the concurrence of management and was based on an analysis by Gressle & McGinley, LLC, the Committee’s compensation consultant. This annual long-term growth target reflects the economics of a retail-focused real estate investment trust such as our company. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the company and its shareholders.

In addition to Same Store EBITDA, the Committee also placed continued emphasis on delivering a high total shareholder return relative to our peers and achieving qualitative performance objectives established to execute the new business strategy. This is the basis of our annual performance-based incentive program. If management achieves the “target” level of performance on all metrics, an annual performance-based bonus equal to the “target” level will be awarded. At the same time, the Committee also adopted a performance level for the “threshold” annual performance-based bonus award level and a performance level for the “maximum” annual performance-based bonus award level. If management achieves a performance level below the “threshold” level on all metrics, no annual performance-based bonuses will be awarded. Likewise, if achievement equals or exceeds the “maximum” level, annual performance-based bonuses equal to the “maximum” level will be paid.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. The Committee establishes financial performance metrics and targets used for annual performance-based bonuses, conducts an in-depth review of performance against objectives, reviews market pay practices as they relate to both cash-based and equity-based award programs and specifically approves compensation arrangements for Messrs. Wolstein and Hurwitz.

For the named executive officers other than Mr. Wolstein, Mr. Hurwitz sets the annual performance-based objectives and evaluates the performance against such objectives. Mr. Hurwitz makes a recommendation to the Committee for final awards of annual performance-based bonuses. Mr. Hurwitz also makes recommendations for base salary adjustments and awards under our equity-based compensation plans. Mr. Hurwitz’s recommendations to the Committee regarding the compensation for these named executive officers were based on his review of each officer’s individual role and performance.

Compensation Consultant

For 2010, the Committee retained Gressle & McGinley as its independent compensation consultant. Gressle & McGinley assisted the Committee in:

•	Its year-end performance reviews for Messrs. Wolstein and Hurwitz to determine payments under the annual performance-based incentive compensation program;

•	Reviewing the shares awarded under the Value Sharing Equity Program;

•	Completing an analytical study of performance metrics leading to the adoption of the Same Store EBITDA growth metric discussed above;

•	Completing a study of alternatives for measuring relative total shareholder return that would serve as the basis of adopting a new peer group in 2011; and

•	Evaluating our director compensation program, which resulted in the Committee determining that no changes would be made to director compensation in 2010.

Peer Group

In 2010, the Committee continued to use the same 15 real estate investment trusts, or REITs, it used in prior years as its peer group for making compensation decisions. These particular REITs were originally chosen as the company’s peer group for comparison purposes based on their comparability in terms of real estate assets under management, or AUM, and included the principal REITs with whom we believed we compete for executive management talent. We refer to these 15 REITs as our peer group. The following are the public companies that comprised our peer group:

• AMB Property Corporation	• Host Hotels & Resorts, Inc.
• Apartment Investment and Management Company	• Kimco Realty Corporation
• Avalonbay Communities, Inc.	• Macerich Company
• Boston Properties, Inc.	• Public Storage
• Brookfield Properties Corporation	• Regency Centers Corporation
• Equity Residential	• SL Green Realty Corp.
• General Growth Properties, Inc.	• Vornado Realty Trust
• HCP, Inc.

In 2010, we utilized our peer group for determining relative total shareholder return performance for purposes of our annual performance-based incentive compensation program. Relative total shareholder return is total shareholder return on an investment in our common shares compared to total shareholder return on an investment in the common shares of each company in our peer group. Total shareholder return is calculated for us and each REIT in our peer group by assuming a one-year hypothetical investment in the common shares of the respective entity. The value of the investment at the end of the one-year period, based on market value of the common shares and assuming the reinvestment of dividends, is compared to the value at the beginning of the period and expressed as a percentage return on the original investment. Based on the results, we determined our ranking relative to the peer group.

The Committee did not target a certain percentile of compensation provided by our peer group entities in making either total compensation decisions or decisions regarding individual compensation elements. However, the Committee used the AUM sample for comparative analysis in setting terms for the current employment agreements with Messrs. Hurwitz and Wolstein, which agreements were entered into during 2009 and will expire at the end of 2012, unless they are earlier terminated, as is the case with Mr. Wolstein. More specifically, in its deliberations, the Committee took into account the comparative analysis of total compensation as just one data point in its compensation decision-making process for those agreements. Further, the Committee’s decisions to set the ranges of total compensation at “threshold,” “target” and “maximum” levels for Messrs. Wolstein and Hurwitz were evaluated relative to total compensation levels of our peer group.

Principal Elements of Compensation

The following table summarizes the key elements of our executive compensation program for 2010:

Element	Characteristics		Purpose

Base Salary	•	Fixed annual cash compensation based on comparative market analysis and contractual commitments and subject to possible annual merit adjustments	•	Provides competitive base level of annual cash compensation to help retain executive talent

Annual Performance-Based Incentive Compensation	• •	Annual performance-based incentives delivered in cash or a mix of cash and equity, subject to time-based vesting

		Payouts earned based on all or some combination of Same Store EBITDA, Relative TSR and individual performance	• •
Motivates executives to achieve individual and company objectives and aligns executives’ compensation interests with shareholders’ investment interests

Expected total compensation (base salary, annual incentive compensation and equity awards) provides a competitive level of pay that promotes retention of executives

Element	Characteristics		Purpose

Long-Term Equity Compensation

Promotion Equity Award	•	Special one-time equity awards for Messrs. Hurwitz and Oakes granted in connection with promotions during 2010, subject to time-based vesting	•	Recognizes Messrs. Hurwitz and Oakes’ promotions and further aligns them in their new roles with our shareholders

	•	Restricted shares vesting over four years, subject to accelerated or continued vesting in certain instances

Value Sharing Equity Program Awards	• •
Special long-term, performance-based equity awards for 43 officers of the company

Restricted shares earned based on increases in adjusted market capitalization over an established initial base point and then subject to additional time-based vesting over four years, subject to accelerated or continued vesting in certain instances
			•	Motivates and rewards executives for achieving long-term share-price appreciation, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Retirement Benefits	•	Standard tax-qualified defined contribution (401(k)) plan that provides tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code	•	Provides benefits that are competitive with industry practices

	•	Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits

Health and Other Welfare Benefits	•	Broad-based employee benefits program, including health, life, disability and other insurance and customary fringe benefits providing for basic health and welfare needs	•	Provides benefits that are competitive with industry practices

Perquisites	•	Country and other club fee and expense reimbursement provided to a limited number of executives	•	Encourages executives to build community and business relationships, and helps attract and retain executives

Named Executive Officers

The following seven individuals are our named executive officers for 2010:

•	Mr. Daniel B. Hurwitz, our President and Chief Executive Officer;

•	Mr. David J. Oakes, our Senior Executive Vice President and Chief Financial Officer;

•	Mr. Scott A. Wolstein, our former Executive Chairman of the Board, whose employment will cease in July 2011;

•	Mr. Paul W. Freddo, our Senior Executive Vice President of Leasing and Development;

•	Mr. John S. Kokinchak, our Senior Executive Vice President and Chief Administrative Officer;

•	Mr. William H. Schafer, our former Executive Vice President and Chief Financial Officer, who departed from the company in February 2010; and

•	Ms. Joan U. Allgood, our former Corporate Secretary and Executive Vice President of Corporate Transactions and Governance, who departed from the company in January 2011.

Analysis of Compensation Decisions and Actions

Annual Compensation

Base Salaries.  We pay salaries to our named executive officers to provide them with a base level of income for services rendered. For 2010, the named executive officers were parties to employment agreements with us that provided for minimum base salary amounts. The base salaries for 2010 for the named executive officers were determined in accordance with these contractual obligations and were originally established based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley.

Upon his promotion to Chief Financial Officer in February 2010, Mr. Oakes received a promotional salary increase to $450,000 effective March 1, 2010, which compensated him for the added duties of being our Chief Financial Officer. Mr. Kokinchak’s base salary was increased to $280,000 effective March 1, 2010, in connection with his promotion and acceptance of additional responsibility as Senior Executive Vice President. The Committee and management determined that it was appropriate to provide no base salary increases to our other named executive officers for 2010. Mr. Schafer received his 2010 base salary only through February 15, 2010 due to his departure from the company.

The following table summarizes our named executive officers’ annual base salary rates for 2009 and 2010, and the year-over-year change in their base salary rates:

	2009 Year-End	2010 Year-End
Named Executive Officer	Base Salary	Base Salary	% Change

Daniel B. Hurwitz	$616,000	$616,000	0%
David J. Oakes	$390,000	$450,000	15%
Scott A. Wolstein	$875,000	$875,000	0%
Paul W. Freddo	$380,000	$380,000	0%
John S. Kokinchak	$240,000	$280,000	17%
William H. Schafer	$305,000	$305,000	0%
Joan U. Allgood	$305,000	$305,000	0%

For more information on base salaries earned by our named executive officers, please refer to the 2010 Summary Compensation Table below.

Annual Performance-Based Incentive Compensation.  For 2010, we established annual performance-based incentive compensation opportunities for our named executive officers. These incentive compensation opportunities were linked to achievement against specific financial, strategic and operational metrics, and those metrics were applied and weighted for the executives based upon their roles. The metrics and the applicable weightings for each executive were as follows:

	2010 Metric Weightings
	Same
	Store	Relative	Individual	CEO
Named Executive Officer	EBITDA	TSR	Objectives	Assessment	Total

Daniel B. Hurwitz	33%	33%	33%	0%	100%
David J. Oakes	33%	33%	33%	0%	100%
Scott A. Wolstein	0%	50%	50%	0%	100%
Paul W. Freddo	55%	10%	20%	15%	100%
John S. Kokinchak	55%	10%	20%	15%	100%
William H. Schafer	—	—	—	—	—
Joan U. Allgood	55%	10%	20%	15%	100%

Achievement against Same Store EBITDA and Relative TSR metrics was measured from a “threshold” level for performance below expectations to a “maximum” level for superior performance. We achieved Same Store EBITDA of $846.8 million, which was below both our “maximum” level of $872.6 million and “target” level of $855.5 million but above the “threshold” level of $838.4 million. We achieved Relative TSR performance that ranked 5th out of 16 REITs (including our company) in our peer group.

At the beginning of 2010, individual objectives were set for all named executive officers. The Committee set the objectives for Messrs. Hurwitz and Wolstein, the weighting of which is indicated in the 2010 Metric Weightings table above. For Mr. Hurwitz, the qualitative individual objectives included strategic planning and execution, leadership, management of human and capital resources, Board relations, and managing critical constituents such as investors and tenants. For Mr. Wolstein, the qualitative individual objectives included Board and CEO relations, international performance and the raising of private capital.

At the end of 2010, each Board member subjectively scored Messrs. Hurwitz and Wolstein in a blind survey on a scale of 1 (which meant “well below expectations”) to 5 (which meant “well above expectations”) for each qualitative objective. The weighted score yielded a qualitative assessment of Messrs. Hurwitz and Wolstein for annual performance-based bonus purposes. For example, a score of 3.0 (which meant “meets expectations”) would have equated to a “target” annual performance-based bonus, while a score of 1.0 (which meant “well below expectations”) would have resulted in no bonus. A score between 3.0 and 4.0 would be adjusted by interpolation to result in an annual performance-based bonus between “target” and “maximum” levels.

Based on an evaluation of Mr. Hurwitz’s 2010 performance as measured by relative total shareholder return, his individual objectives and Same Store EBITDA growth, the Committee recommended an annual performance-based bonus at the “target” level for Mr. Hurwitz. Based on an evaluation of Mr. Wolstein’s 2010 performance as measured by relative total shareholder return and his individual objectives, the Committee recommended an annual performance-based bonus at the “target” level for Mr. Wolstein.

Mr. Hurwitz set the individual objectives for the other eligible named executive officers at the beginning of 2010, as discussed below, and evaluated their performance against those objectives at the end of the year. This evaluation took place as part of the company’s year-end performance appraisal process. Messrs. Oakes, Freddo and Kokinchak were assessed to have achieved a “maximum” level of performance on their individual objectives. Ms. Allgood’s performance on individual objectives was established at the “target” level.

The individual objectives for the named executive officers reporting to Mr. Hurwitz at year-end were weighted as indicated in the 2010 Metric Weightings table above and consisted of the following:

Named Executive Officer	Individual Objectives

David J. Oakes	•	Raise capital opportunistically to meet 2010 maturities and extend debt maturities
	•	Lower debt to EBITDA levels
	•	Lower consolidated debt
	•	Dispose of $150 million of non-prime assets
	•	Enhance investor relations through personal contact and improved transparency

Paul W. Freddo	•	Increase year-end leased rate by 100 basis points
	•	Enhance tenant-landlord relationships
	•	Improve credit quality of tenants throughout the portfolio
	•	Achieve sector-leading deal velocity
	•	Monetize development land

John S. Kokinchak	•	Control common area maintenance and capital expenses in accordance with established budgets
	•	Increase ancillary income revenue
	•	Effectively promote corporate brand through national marketing
	•	Reduce accounts receivable balances through enhanced collection efforts

Joan U. Allgood	•	Enhance Board relations and oversee corporate governance
	•	Lead corporate effort on enterprise risk management
	•	Lead compliance efforts under the Foreign Corrupt Practices Act
	•	Direct transition in connection with recapitalization of Australian joint venture

Additionally for Messrs. Oakes, Freddo and Kokinchak and Ms. Allgood, a subjective assessment of overall performance by Mr. Hurwitz was performed at year-end. This assessment was undertaken as part of the company’s performance appraisal process. Individual assessments for 2010 were based upon our general business achievements during 2010, which included:

•	executing a record number of leases, exceeding budgeted expectations;

•	increasing our core portfolio leased rate over 2009, exceeding budgeted expectations;

•	achieving same store net operating income growth, exceeding budgeted expectations;

•	opportunistically raising approximately $2.9 billion of various forms of long-term capital;

•	completing over $790 million of predominantly non-prime asset sales, of which our pro-rata share was approximately $250 million;

•	reducing consolidated indebtedness by nearly $900 million to approximately $4.3 billion at December 31, 2010, exceeding budgeted expectations by $100 million;

•	increasing the weighted average maturity of our consolidated debt from under three years to approximately four years; and

•	achieving total shareholder return performance for our common shares for the year of 53.2%, which ranked us 5th out of 16 REITs within our peer group.

Mr. Hurwitz determined that Messrs. Oakes, Freddo and Kokinchak all performed at a superior level of performance in 2010 and therefore each achieved a “maximum” performance level on this metric. With regard to Ms. Allgood, her overall performance for the year was established at the “target” level. The weighting of this assessment for each executive is indicated above in the 2010 Metric Weightings table.

Payment for achievement of the four metrics described above was delivered in the form of cash or a mix of cash and equity awards. Below is a summary of the cash portion of the annual performance-based incentive compensation opportunities available and paid to each named executive officer for 2010:

	Annual Performance-Based
	Incentive Opportunity			Annual Performance-Based
	(% of Base Salary)			Incentive Opportunity ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual

Daniel B. Hurwitz	200%	300%	400%	$1,232,000	$1,848,000	$2,464,000	$1,848,000
David J. Oakes	50%	75%	150%	$225,000	$337,500	$675,000	$487,620
Scott A. Wolstein	250%	375%	500%	$2,187,500	$3,281,250	$4,375,000	$3,281,250
Paul W. Freddo	50%	75%	125%	$190,000	$285,000	$475,000	$337,583
John S. Kokinchak	50%	75%	125%	$140,000	$210,000	$350,000	$248,745
William H. Schafer	—	—	—	—	—	—	—
Joan U. Allgood	20%	40%	80%	$61,000	$122,000	$244,000	$122,000

After the annual performance-based cash incentive was calculated, the equity awards for eligible named executive officers were determined. Messrs. Oakes, Freddo and Kokinchak were eligible to receive equity awards. The value of their equity awards was calculated by taking the actual percentage achievement under the cash portion of the plan as a percentage of the “maximum” annual performance-based bonus potential available and applying it to the “maximum” bonus potential available under the equity portion of the annual incentive program. The resulting percentage is applied to the combined value of each executive’s annual performance-based cash incentive payment plus their base salaries at year-end. Messrs. Wolstein and Hurwitz do not receive such equity awards under the terms of their employment agreements. Due to their departures from the company in February 2010 and January 2011 respectively, Mr. Schafer and Ms. Allgood did not receive equity awards for 2010.

The table below summarizes the equity incentive opportunity available and granted for each of the eligible named executive officers (expressed both as a percentage of the sum of their annual performance-based bonus and salary and in actual dollars):

	Annual Equity Award
	Opportunity			Actual Annual	Actual Annual
	(% Salary + Bonus)			Equity Award	Equity Award
Named Executive Officer	Threshold	Target	Maximum	(% Salary + Bonus)	($)

David J. Oakes	50%	75%	150%	108.4%	$1,016,049
Paul W. Freddo	25%	50%	100%	65%	$466,437
John S. Kokinchak	25%	50%	100%	65%	$343,718

Consistent with past practice, 75% of the value of the annual equity award was awarded in the form of restricted shares and 25% of the value was awarded in the form of stock options, based on the value of our common shares as of the grant date. The first 20% of the restricted shares immediately vest at grant and the remainder of the restricted shares vests in equal annual installments over the next four years. The stock options vest in three equal annual installments beginning one year after the grant date. The following table sets forth the number of restricted shares and stock options granted to each of Messrs. Oakes, Freddo and Kokinchak in February 2011 based on these equity incentive awards:

Form of Award	Exercise Price	Oakes	Freddo	Kokinchak

Stock Options	$13.83	45,132	20,718	15,267
Restricted Shares	—	55,100	25,295	18,640

No restricted shares or stock options were granted to the named executive officers with respect to employment during 2010 other than the equity awards described above, the promotion awards, and the restricted shares received under the Value Sharing Equity Program, as further described below.

We believe that time-based vesting restricted shares provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of restricted shares has the right to receive dividends and to vote with respect to all restricted shares immediately upon their grant. We also believe that time-based vesting stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because these officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. Options are granted with an exercise price equal to the closing price of our common shares on the date of grant. We have never repriced any stock options or issued options with “reload” provisions. The number of options granted is determined by dividing the value of the annual equity incentive award earned by the value of an option based on the Black-Scholes valuation model.

Long-Term Equity Compensation

Promotion Equity Award to Mr. Hurwitz.  As of January 1, 2010, Mr. Hurwitz received a promotion equity award of 160,000 restricted shares upon assuming the duties of Chief Executive Officer, which award we refer to as his “promotion award.” Mr. Hurwitz did not receive an increase in base salary when assuming the duties of Chief Executive Officer, nor had he received an increase in base salary for the two years prior to this promotion. The promotion award continues to vest in annual 20% increments on each of January 1, 2012, 2013 and 2014, and 40% of the shares (64,000) have vested as of April 8, 2011. The promotion award is subject to accelerated vesting upon Mr. Hurwitz’s death, disability or the termination of his employment without cause within two years following a change in control of the company. The award is also subject to continued vesting upon a termination without cause and under certain other circumstances or at the end of the term of his employment agreement. This promotion equity award was negotiated between Mr. Hurwitz and the Committee during 2009 when the company entered into a revised employment agreement with Mr. Hurwitz.

Promotion Equity Award to Mr. Oakes.  As of February 22, 2010, Mr. Oakes received a promotion equity award of 50,000 restricted shares upon assuming the duties of Chief Financial Officer as part of our leadership succession plan. The promotion award continues to vest in annual 20% increments on each of February 22, 2012, 2013 and 2014, and 40% of the shares (20,000) have vested as of April 8, 2011. The promotion award is subject to accelerated vesting upon Mr. Oakes’s death, disability or the termination of his employment without cause within two years following a change in control of the company.

Value Sharing Equity Program.  In July 2009, our Board approved and adopted the Value Sharing Equity Program (which we refer to as the VSEP) and the grant of awards to our named executive officers under the VSEP and our equity-based award plans. The VSEP and the restricted shares granted under this program are subject to the terms of our 2008 equity plan. Under this program, we reward participants with a portion of the “value created” (in other words, the increase in our adjusted market capitalization over our market capitalization at the beginning of the program, as further described below) through periodic grants of restricted shares. The underlying principle of the VSEP is that management “shares” in the value it creates for shareholders. There are two design elements of this plan that are important to note. First, management shares in the “value creation” only if shareholders experience an increase in their investment, and second, if any increase in shareholder wealth is not sustainable over time, the value shared with management is diminished.

Each participant was assigned a “percentage share” of the value created. After the first measurement date of July 31, 2010, each participant received a number of restricted shares with an aggregate value equal to two-sevenths of the participant’s percentage share. After the second measurement date of January 31, 2011, each participant received a number of restricted shares that, when combined with the value of shares awarded on the first measurement date, had an aggregate value equal to three-sevenths of the participant’s percentage share. The percentage share assigned to each named executive officer, and the aggregate number of restricted shares granted to each named executive officer through the January 31, 2011 measurement date, are set forth in the table below:

Named Executive Officer	Value Sharing Opportunity	Restricted Shares Received

Daniel B. Hurwitz	0.5800% (58.00 basis points)	356,445
David J. Oakes	0.1300% (13.00 basis points)	79,895
Scott A. Wolstein	0.7250% (72.50 basis points)	445,555
Paul W. Freddo	0.1300% (13.00 basis points)	79,895
John S. Kokinchak	0.0725% ( 7.25 basis points)	44,560
William H. Schafer	0.0725% ( 7.25 basis points)	13,380
Joan U. Allgood	0.0725% ( 7.25 basis points)	44,560

On four future measurement dates (July 31, 2011; January 31, 2012; July 31, 2012; and December 31, 2012), we will measure the value created during the period between the start of the VSEP and the applicable measurement date. Value created will be measured as the increase in our market capitalization as adjusted for any equity issuances or equity repurchases between the start of the VSEP and the applicable measurement date.

After each of the next three measurement dates, each participant will receive a number of restricted shares with an aggregate value equal to four-sevenths, then five-sevenths and then six-sevenths, respectively, of the participant’s percentage share. After the final measurement date, each participant will receive a number of restricted shares with an aggregate value equal to the participant’s full percentage share. For each measurement date, however, the number of restricted shares awarded to a participant will be reduced by the number of restricted shares previously earned by the participant on the prior measurement dates. This will keep the participants from benefiting more than once for increases in our share price that occurred during earlier measurement periods.

The restricted shares granted to a participant are subject to an additional time-based vesting period during which the restricted shares granted on each measurement date will vest in 20% annual increments beginning on the date of grant and on each of the first four anniversaries of the date of grant.

Other Benefits and Information

Perquisites.  Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2010. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

Under their employment agreements, Messrs. Hurwitz, Oakes and Kokinchak and Ms. Allgood were entitled to the payment by us of their 2010 regular membership fees, assessments, and dues for, in the case of Messrs. Hurwitz, Oakes and Kokinchak, a local country club and, in the case of Ms. Allgood, a social club. Mr. Schafer was also entitled to similar payments under his employment agreement while he was employed by us during 2010 for a local country club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Retirement Benefits.  We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2010, made semi-monthly, matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual performance bonus, not to exceed the sum of 3% of the participant’s base salary plus annual performance bonus, subject to Internal Revenue Code limits.

Deferred Compensation Plan.  Our named executive officers are entitled to participate in our elective deferred compensation plan and our equity deferred compensation plan. Pursuant to the elective deferred compensation plan, executive officers can defer up to 100% of their base salaries and annual performance-based bonuses, less applicable taxes and authorized benefits deductions. The elective deferred compensation plan is a non-qualified plan and is an unsecured, general obligation of the company and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. We provide a matching contribution to any participant in a given year who has contributed the maximum permitted under our 401(k) plan. This matching contribution is equal to the difference between (1) 3% of the sum of the executive’s base salary and annual performance-based bonus deferred under the 401(k) plan and the elective deferred compensation plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment measurement options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Hurwitz, Oakes, Freddo and Kokinchak and Ms. Allgood elected to defer a portion of their 2010 total annual cash compensation pursuant to the elective deferred compensation plan. For information on the value of annual cash compensation deferred by the named executive officers in 2010, please refer to the 2010 Summary Compensation Table and the 2010 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan.  Pursuant to the equity deferred compensation plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under the plans are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. In 2010, Messrs. Hurwitz and Oakes deferred receipt of 57,121 and 19,174 restricted shares respectively.

Employment Agreements

During 2010, the company was a party to employment agreements with each of the named executive officers. The employment agreements with Mr. Schafer and Ms. Allgood terminated due to their departures from the company without cause in February 2010 and January 2011, respectively. In connection with these departures, we entered into a separation agreement and release with each of Mr. Schafer and Ms. Allgood under which we provided them with certain severance benefits and payments. In addition, Mr. Wolstein’s employment with the company will cease without cause in July 2011, and his employment agreement with the company will terminate, as further described below. More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided in the narrative to the 2010 Grants of Plan-Based Awards Table below, and additional information concerning the separation arrangements and payments and benefits regarding these terminations is provided in the Potential Payments Upon Termination or Change in Control section below.

Change in Control Agreements

During 2010, the company was also a party to separate change in control agreements with Messrs. Oakes, Freddo, Kokinchak and Schafer and Ms. Allgood. Our change in control agreements with Mr. Schafer and Ms. Allgood terminated due to their departures from the company, and no payment was triggered under their change in control agreements. Under these agreements, certain benefits were payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the agreements). In general, the Committee believes that the use of change in control agreements was appropriate because such agreements help insure a continuity of management during a potential change in control and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Payments would only have been triggered if both a change in control occurred and the executive officer was terminated or effectively terminated, or if actions were taken that materially and adversely impacted the executive officer’s position with us or his or her compensation. The Committee believes that the payment of change in control compensation would be appropriate because the executive officer may have forgone other opportunities at the time of the change in control. We are not a party to independent change in control agreements with Messrs. Wolstein and Hurwitz, as their employment agreements contain their change in control provisions, as further described below.

We continue to implement responsible pay practices. In 2011, we entered into new employment agreements with Messrs. Oakes, Freddo and Kokinchak that supersede, replace and combine their existing employment and change in control agreements. Consistent with best practices, these new employment agreements, among other revisions, removed certain provisions including historical excise tax gross-up provisions and replaced automatic renewal provisions with a fixed term. Additional information about the terms of the new employment agreements with these named executive officers and the amounts payable pursuant to the employment agreements is provided in the narrative to the 2010 Grants of Plan-Based Awards Table below.

Stock Ownership Guidelines

Under the stock ownership guidelines established by our Board, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the sum of the officer’s annual salary and annual performance-based cash bonus for the immediately preceding year no later than the fourth anniversary of the March 15th on which the officer received his or her first grant of common share equivalents, and on each anniversary date thereafter. Our Board established this particular level of stock ownership for our executive officers because it is reasonable evidence of management’s continuing commitment to have the interests of our executive officers aligned with the investment interests of our shareholders. During an initial four-year phase-in period, each executive officer is expected to acquire 25% of the amount of required common shares or common share equivalents during each year in order to satisfy the stock ownership guidelines. Unvested restricted shares and shares deferred into our equity deferred compensation plan will count as common share equivalents toward satisfying the stock ownership guidelines. All of our named executive officers met the company’s established stock ownership guidelines as of March 15, 2011.

Margin Policy

In 2010, our Board adopted a policy prohibiting our directors and executive officers from (1) engaging in certain hedging transactions involving the company’s stock and (2) pledging company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the company and our shareholders. The policy provides a phase-in period of five years, with regard to arrangements that existed at the time the policy became effective. Currently all named executive officers and directors are in compliance with the company’s policy. Mr. Wolstein and Mr. Macnab currently maintain certain margin arrangements that are subject to the policy’s phase-in provisions.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code.  We have made an election to qualify as a real estate investment trust under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, of a public company contained in Section 162(m) of the Internal Revenue Code is not material to the design and structure of our executive compensation program.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the proxy statement for the 2011 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

Executive Compensation Committee
Robert H. Gidel, Chairman
James C. Boland
Victor B. MacFarlane
Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

Compensation-Related Risk Analysis

The senior management team, specifically through management’s compensation committee, regularly reviews the risks related to our compensation policies and practices across the company. This management compensation committee is regularly provided with information that allows it to review and discuss our policies and practices as they relate to company-wide compensation programs and the potential creation of any risks that are likely to have a material adverse impact on the company. The management compensation committee also reviews the specific performance measures relating to any of the company’s annual performance-based bonus metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our human resources department or Gressle & McGinley.

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2011, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the company.

Executive Compensation Tables and Related Disclosure

2010 Summary Compensation Table

						Non-
						Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(1)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Daniel B. Hurwitz	2010	616,000	—	1,481,600	—	1,848,400	77,359	4,023,359
President and Chief Executive Officer	2009	616,000	750,000	4,424,782	—	2,396,240	27,261	8,214,283
	2008	632,247	—	897,776	294,713	739,200	55,168	2,619,104
David J. Oakes	2010	440,000	—	1,163,661	214,304	487,620	33,815	2,339,400
Senior Executive Vice President	2009	390,000	—	1,436,988	77,768	487,500	36,189	2,428,445
and Chief Financial Officer	2008	361,667	—	459,441	150,827	364,000	49,970	1,385,905
Scott A. Wolstein	2010	875,000	—	—	—	3,281,250	19,725	4,175,975
Former Executive Chairman of the	2009	875,000	1,000,000	6,034,976	—	3,963,522	42,237	11,915,735
Board of Directors	2008	957,583	—	1,635,181	536,827	920,000	486,351	4,535,942
Paul W. Freddo	2010	380,000	—	224,442	73,090	337,583	24,369	1,039,484
Senior Executive Vice President of	2009	380,000	—	983,080	12,297	285,000	22,717	1,683,094
Leasing and Development	—	—	—	—	—	—	—	—
John S. Kokinchak	2010	273,333	—	135,019	43,962	248,745	34,938	735,997
Senior Executive Vice President	—	—	—	—	—	—	—	—
and Chief Administrative Officer	—	—	—	—	—	—	—	—
William H. Schafer	2010	38,125	—	—	—	—	1,898,071	1,936,196
Former Executive Vice President	2009	305,000	—	591,564	13,033	—	26,498	936,095
and Chief Financial Officer	2008	302,878	—	131,538	43,189	122,000	52,928	652,533
Joan U. Allgood	2010	305,000	—	137,294	44,702	122,000	1,823,358	2,432,354
Former Executive Vice President	—	—	—	—	—	—	—	—
Corporate Transactions and	—	—	—	—	—	—	—	—
Governance

(1)	The amounts reported in columns (c) and (except for Mr. Schafer) (g) for 2010 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (nonqualified plan) by Messrs. Hurwitz, Oakes, Wolstein, Freddo, Kokinchak and Schafer and Ms. Allgood for the year ended December 31, 2010 as follows: Mr. Hurwitz, $112,500; Mr. Oakes, $41,500; Mr. Wolstein, $22,000; Mr. Freddo, $46,000; Mr. Kokinchak, $32,000; Mr. Schafer, $22,000; and Ms. Allgood, $32,542. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the reported years. Assumptions used in the calculation of these amounts are included in Footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011.

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts are included in Footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011.

(4)	The amounts reported in column (g) for 2010 reflect cash amounts earned by such executives as annual performance bonuses.

(5)	The amounts shown in column (h) for the named executive officers for 2010 include:

•	for Mr. Hurwitz, matching contributions to the deferred compensation plan and 401(k) plan of $56,250 and country club expenses;

•	for Mr. Oakes, matching contributions to the deferred compensation plan and 401(k) plan of $20,750 and country club expenses;

•	for Mr. Wolstein, $12,375 attributable to a supplemental long-term disability premium;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $19,950;

•	for Mr. Kokinchak, $10,991 attributable to a supplemental long-term disability premium, matching contributions to the deferred compensation plan and 401(k) plan of $13,814 and country club expenses;

•	for Mr. Schafer (who departed the company in February 2010), a severance payment of $1,892,000 and country club expenses; and

•	for Ms. Allgood (who departed the company in January 2011), a severance payment of $1,800,000, matching contributions to the deferred compensation plan and 401(k) plan of $14,640 and social club expenses.

None of the amounts reported for the named executive officers for 2010 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2010 Grants of Plan-Based Awards Table

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
								Number	Number of	or Base	Date
		Estimated Possible Payouts			Estimated Future Payouts			of Shares	Securities	Price of	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			of Stock	Underlying	Option	of Stock
	Grant	Plan Awards(1)			Plan Awards			or Units	Options	Awards	and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	(#)(2)(3)	(#)(4)	($/Sh)	Awards($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Daniel B. Hurwitz	—	—	1,848,000	2,464,000	—	—	—	—	—	—	—
	1/1/2010	—	—	—	—	—	—	160,000	—	—	1,481,600

David J. Oakes	—	—	337,500	675,000	—	—	—	—	—	—	—
	2/22/2010	—	—	—	—	—	—	50,000	—	—	505,500
	2/22/2010	—	—	—	—	—	—	65,100	—	—	658,161
	2/22/2010	—	—	—	—	—	—	—	42,600	10.11	214,304

Scott A. Wolstein	—	—	3,281,250	4,375,000	—	—	—	—	—	—	—

Paul W. Freddo	—	—	285,000	475,000	—	—	—	—	—	—	—
	2/22/2010	—	—	—	—	—	—	22,200	—	—	224,442
	2/22/2010	—	—	—	—	—	—	—	14,529	10.11	73,090

John S. Kokinchak	—	—	210,000	350,000	—	—	—	—	—	—	—
	2/22/2010	—	—	—	—	—	—	13,355	—	—	135,019
	2/22/2010	—	—	—	—	—	—	—	8,739	10.11	43,962

William H. Schafer	—	—	—	—	—	—	—	—	—	—	—

Joan U. Allgood	—	—	122,000	244,000	—	—	—	—	—	—	—
	2/22/2010	—	—	—	—	—	—	13,580	—	—	137,294
	2/22/2010	—	—	—	—	—	—	—	8,886	10.11	44,702

(1)	Amounts for the named executive officers reflect the annual performance bonus opportunities established for 2010 under their employment agreements at the “target” and “maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual performance bonus could be reduced to zero. The amounts actually earned by the named executive officers for 2010 are included in the “Non-

Equity Incentive Plan Compensation” column (column (g)) of the 2010 Summary Compensation Table above. See “Compensation Discussion and Analysis — Analysis of 2010 Executive Compensation Program — Annual Compensation” above for additional information about the annual performance bonuses.

(2)	Certain amounts for Messrs. Hurwitz (160,000 share award) and Oakes (50,000 share award) reflect promotion awards of restricted shares in early 2010 as further described above in “Compensation Discussion and Analysis — Analysis of 2010 Executive Compensation Program — Long-Term Equity Compensation.”

(3)	Certain amounts for Messrs. Oakes (65,100 share award), Freddo (22,200 share award) and Kokinchak (13,355 share award) and Ms. Allgood (13,580 share award) reflect annual equity awards of restricted shares issued in February 2010.

(4)	Amounts for Messrs. Oakes, Freddo and Kokinchak and Ms. Allgood reflect annual equity awards of stock options issued in February 2010.

(5)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

Employment Agreements

Employment Agreements with Messrs. Hurwitz and Wolstein.  We are a party to employment agreements with Messrs. Hurwitz and Wolstein, and the terms of the employment agreements are described below. As announced in February 2011, Mr. Wolstein’s employment with the company will cease without cause in July 2011, and his employment agreement with the company will terminate.

The term of the employment agreements between each of Messrs. Hurwitz and Wolstein and us runs from July 29, 2009 through December 31, 2012, unless their employment is earlier terminated under the employment agreement, as is the case with Mr. Wolstein. The employment agreements provide for minimum base salaries, subject to increases approved by the Committee, of $616,000 for Mr. Hurwitz and $875,000 for Mr. Wolstein. Messrs. Hurwitz and Wolstein are entitled to participate in our broad-based retirement and other benefit plans, including our 401(k) plan and our deferred compensation program, and are also entitled to receive the medical and dental insurance coverage and benefits maintained by us during the term that are generally available to our other employees. We will also provide disability insurance coverage (or self-insure such coverage) for Mr. Hurwitz during the term while Mr. Hurwitz is employed by us of at least $25,000 per month through age 65 and for Mr. Wolstein during the term while Mr. Wolstein is employed by us of at least $46,500 per month through age 65.

Under the employment agreements, Messrs. Hurwitz and Wolstein are entitled to annual performance-based cash bonuses equal to a percentage of their year-end base salaries as determined by the Committee. The respective “threshold,” “target” and “maximum” annual cash bonus opportunities, as a percentage of year-end base salary, are: for Mr. Hurwitz, 200%, 300% and 400%; and for Mr. Wolstein, 250%, 375% and 500%. The Committee establishes the performance factors and criteria relevant for determination of such annual cash bonuses from time to time. There are no guaranteed annual cash bonuses under the employment agreements.

Each employment agreement may be terminated under a variety of circumstances, including Messrs. Hurwitz or Wolstein’s death. Our Board may terminate each employment agreement for “cause” if Messrs. Hurwitz or Wolstein engages in certain specified conduct, if he is disabled for a specified period of time or at any other time without cause by giving him at least 90 days’ prior written notice. Each of Messrs. Hurwitz or Wolstein may also terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

Messrs. Hurwitz and Wolstein are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances. If Messrs. Hurwitz or Wolstein is terminated by our Board without cause or he terminates his employment for good reason during the term (and the termination is not in connection with a change in control (as defined in the employment agreements)), he is entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to (A) if the termination occurred during 2010, two times the sum of his base salary as of the termination date plus his “target” annual cash bonus opportunity for the year in which the termination date occurs, (B) if the termination occurs during 2011, the sum of his base salary for the period after the termination date through the end of the term plus two times his “target” annual cash bonus opportunity for 2011 or (C) if the termination occurs during 2012, the sum of his base salary for the period after the termination date through the end of the term plus his “target” annual cash bonus opportunity for 2012; and (3) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Additionally, in the event of such termination, subject to the terms of applicable equity plans, Messrs. Hurwitz or Wolstein’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Upon the termination of Mr. Wolstein’s employment agreement without cause in July 2011, he will be entitled to receive the amounts and benefits described above.

If either Mr. Hurwitz or Mr. Wolstein is terminated by reason of his death during the term, his estate or beneficiaries are entitled to receive his accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid, and his eligible dependents are entitled to receive continued health and welfare benefits through the earlier of the first anniversary of the termination date and the end of the term. Additionally, Mr. Hurwitz’s estate or beneficiaries are entitled to receive a lump sum amount equal to $2.5 million either from us or as a life insurance payment. If Messrs. Hurwitz or Wolstein is terminated due to disability during the term, he is entitled to receive: (1) his accrued but unpaid based salary and his prior year’s annual cash bonus to the extent not paid; and (2) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Certain of these termination payments and benefits described above are subject to execution of a general release of claims against us or our waiver of such release.

Under the employment agreements, the following payments and benefits are payable by us to Messrs. Hurwitz or Wolstein if a “Triggering Event” occurs during the term: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to (A) if the termination occurs during either 2009 or 2010, two times the sum of his base salary as of the termination date plus his “target” annual cash bonus opportunity for the year in which the termination date occurs, (B) if the termination occurs during 2011, the sum of his base salary for the period after the termination date through the end of the term plus two times his “target” annual cash bonus opportunity for 2011, or (C) if the termination occurs during 2012, the sum of his base salary for the period after the termination date through the end of the term plus his “target” annual cash bonus opportunity for 2012; and (3) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Additionally, under such circumstances, subject to the terms of applicable equity plans, Messrs. Hurwitz or Wolstein’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

The terms “change in control” and “Triggering Event” are defined in the employment agreements. Change in control generally means the occurrence during the term of certain events including consummation of a merger or consolidation in which we are not the surviving entity, a sale of substantially all of our assets, or the liquidation or dissolution of the company and certain significant changes in the ownership of our outstanding securities or in the composition of our Board. For each of Messrs. Hurwitz and Wolstein, a Triggering Event means certain situations specified in his employment agreement and occurring during the term in which, within two years (for Mr. Hurwitz) or three years (for Mr. Wolstein) after a change in control, he is terminated or terminates his employment as a result of certain adverse impacts on his position with us or compensation.

The employment agreements also contain a confidentiality covenant regarding our proprietary information that runs for the duration of the term plus two years, a non-solicitation covenant that runs for the duration of the term and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Hurwitz is also subject to a noncompetition covenant for the duration of the term that covers the four largest real estate investment trusts (excluding us) based on market capitalization that focus primarily on neighborhood and community shopping centers (subject to a one percent public equity ownership exception). Additionally, under the terms of Mr. Wolstein’s employment agreement, if Mr. Wolstein’s employment is terminated during the term other than by our Board for cause, by Mr. Wolstein without good reason, or by reason of his death, he will be entitled to continued use of office space, office support and secretarial services at our expense until the earliest of the end of the term, his death, the date he begins other employment, or the third anniversary of his termination date. In connection with the termination without cause of Mr. Wolstein’s employment agreement, we have agreed to provide Mr. Wolstein a lump sum amount of $300,000 in satisfaction of this company obligation.

As a result of our termination of Mr. Wolstein’s employment under his employment agreement without “cause,” Mr. Wolstein will receive certain payments and other benefits from us pursuant to his employment agreement and certain benefits pursuant to our 2008 equity plan and our benefit and retirement plans. These payments and benefits include: $7,871,719 as his contractual severance payment; one year of health benefits; the vesting of 94,387 common shares previously earned and granted to Mr. Wolstein in accordance with our 2008 equity plan; a cash payment in lieu of common shares previously earned and granted to Mr. Wolstein in an amount equal to his statutory minimum termination withholding tax obligations for his equity awards; $160,000 in connection with his waiver to stand for re-election to the Board at the Annual Meeting; the continuing office support payment described above; and $30,000 for the fees of legal and other advisors.

Prior Employment Agreements with Messrs. Oakes, Freddo, Kokinchak and Schafer and Ms. Allgood.  During 2010, we were also a party to employment agreements with the other named executive officers. The employment agreements with Mr. Schafer and Ms. Allgood terminated due to their respective departures from the company in 2010 and 2011.

Until replaced by new employment agreements as described below, each of the employment agreements with Messrs. Oakes, Freddo, Kokinchak and Schafer and Ms. Allgood contained an “evergreen” provision that provided for an automatic extension of the agreement for an additional year at the end of each fiscal year, subject to the parties’ termination rights. We could terminate the agreements by giving each officer 90 days’ prior written notice. The agreements provided for minimum base salaries as disclosed in Compensation Discussion and Analysis section above. Messrs. Schafer and Oakes were entitled to the payment by us of regular membership fees, assessments, and dues for a local country club and Ms. Allgood was entitled to the payment by us of such fees for a social club. In addition, the employment agreements provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Pursuant to their prior employment agreements, each of Messrs. Freddo, Oakes, Kokinchak and Schafer and Ms. Allgood was entitled to an annual performance-based bonus equal to a percentage of his or her base salary. See “Compensation Discussion and Analysis — Analysis of Compensation Decisions and Actions — Annual Compensation” above for a discussion of the methods used to determine these annual performance-based bonuses and each named executive officer’s “threshold,” “target” and “maximum” annual performance-based bonus opportunity. If the named executive officer’s employment was terminated by us without cause, or by the named executive officer for good reason, he or she was entitled to receive a payment equal to his or her annual salary plus a pro rata portion (through the date of termination) of the annual performance bonus he or she would have earned based on actual results for the applicable year and continued life, disability and medical insurance for a period of one year following such termination.

In the cases of Messrs. Oakes, Freddo, Kokinchak and Schafer and Ms. Allgood, the prior employment agreements also provided that, to the extent that any of the payments to be made under the employment agreements or the change in control agreements discussed below (together with all other payments of cash or property, whether pursuant to the agreements or otherwise), constituted “excess parachute payments” under certain tax laws, we would pay to the executive officer such additional amounts as were necessary to cause him or her to receive the same after-tax compensation that he or she would have received but for the application of such tax laws. This provision was subsequently eliminated in the new employment agreements as described below.

Current Employment Agreements with Messrs. Oakes, Freddo and Kokinchak.  In April 2011, we entered into new employment agreements with Messrs. Oakes, Freddo and Kokinchak. The new employment agreements, among other things, eliminated the tax gross-up entitlements that these officers had under their prior employment and change in control agreements. The new employment agreements also increased the threshold for triggering a change in control as a result of the acquisition of beneficial ownership of our outstanding securities from 20% or more to 30% or more of the voting power of our outstanding securities without the prior consent of our Board, which threshold is now consistent with that under Mr. Hurwitz’s employment agreement. These new employment agreements are materially consistent with the terms of our employment agreement with Mr. Hurwitz, except that:

•	Messrs. Oakes, Freddo and Kokinchak are not entitled to any separate disability insurance coverage;

•	Messrs. Oakes, Freddo and Kokinchak, upon a termination without cause or for good reason (other than in connection with a change in control, as defined in the employment agreements), are entitled to receive: (1) accrued but unpaid base salary as of the termination date and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) one year of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services;

•	Messrs. Oakes, Freddo and Kokinchak, upon a termination by reason of disability, or their representatives, upon a termination by reason of death, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage;

•	Messrs. Oakes, Freddo and Kokinchak, upon a qualifying termination within two years of a change in control of the company, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to two times base salary as of the termination date plus two times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services; and

•	the confidentiality covenant and noncompetition covenants extend for two years and one year following the employment agreement term, respectively.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

	Option Awards						Stock Awards
				Equity						Equity
				Incentive					Equity	Incentive
				Plan					Incentive	Plan Awards:
				Awards:					Plan Awards:	Market or
		Number of	Number of	Number of			Number of	Market Value	Number of	Payout Value
		Securities	Securities	Securities			Shares or	of Shares	Unearned	of Unearned
		Underlying	Underlying	Underlying			Units of	or Units	Shares, Units	Shares, Units
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	That	or Other Rights	or Other Rights
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
Name	Grant Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)(1)	Vested ($)(2)	Not Vested (#)	Vested ($)
(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Daniel B. Hurwitz	2/24/2004	17,342	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	48,789	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	26,669	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	22,809	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	88,785	—	—	$37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	403,992	$5,692,247	—	—
David J. Oakes	4/16/2007	100,000	—	—	$64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	$37.69	2/21/2018	—	—	—	—
	1/12/2009	241,290	—	—	$6.02	1/12/2019	—	—	—	—
	2/22/2010	—	42,600	—	$10.11	2/22/2020	—	—	—	—
	—	—	—	—	—	—	167,044	$2,353,650	—	—
Scott A. Wolstein(3)	2/24/2004	55,243	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	90,668	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	66,384	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	57,770	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	161,724	—	—	$37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	394,988	$5,565,381	—	—
Paul W. Freddo	10/1/2008	25,000	—	—	$30.80	10/1/2018	—	—	—	—
	1/12/2009	12,048	—	—	$6.02	1/12/2019	—	—	—	—
	2/22/2010	—	14,529	—	$10.11	2/22/2020	—	—	—	—
	—	—	—	—	—	—	92,724	$1,306,481	—	—
John S. Kokinchak	8/16/2004	13,219	—	—	$35.70	8/16/2014	—	—	—	—
	2/24/2005	1,008	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	1,233	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	2,994	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	9,159	—	—	$37.69	2/21/2018	—	—	—	—
	1/12/2009	44,910	—	—	$6.02	1/12/2019	—	—	—	—
	2/22/2010	—	8,739	—	$10.11	2/22/2020	—	—	—	—
	—	—	—	—	—	—	50,184	$707,093	—	—
William H. Schafer	—	—	—	—	—	—	30,704	$432,619	—	—
Joan U. Allgood(3)	2/25/2003	2,023	—	—	$23.00	2/25/2013	—	—	—	—
	2/24/2004	14,488	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	13,749	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	6,138	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	5,757	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	13,074	—	—	$37.69	2/21/2018	—	—	—	—
	1/12/2009	40,437	—	—	$6.02	1/12/2019	—	—	—	—
	2/22/2010	—	8,886	—	$10.11	2/22/2020	—	—	—	—
	—	—	—	—	—	—	50,364	$709,629	—	—

(1)	The amounts reported in this column reflect:

•	for Mr. Hurwitz: 120,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; 128,000 restricted shares that vest in equal installments on each of January 1, 2011,

2012, 2013 and 2014; and 155,992 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014;

•	for Mr. Oakes: 40,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; 40,000 restricted shares that vest in equal installments on each of February 22, 2011, 2012, 2013 and 2014; 52,080 restricted shares that vest in equal installments on each of February 22, 2011, 2012, 2013 and 2014; and 34,964 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014;

•	for Mr. Wolstein: 200,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; and 194,988 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014;

•	for Mr. Freddo: 40,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; 17,760 restricted shares that vest in equal installments on each of February 22, 2011, 2012, 2013 and 2014; and 34,964 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014;

•	for Mr. Kokinchak: 20,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; 10,684 restricted shares that vest in equal installments on each of February 22, 2011, 2012, 2013 and 2014; and 19,500 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014;

•	for Mr. Schafer: 20,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2013; and 10,704 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014; and

•	for Ms. Allgood: 20,000 restricted shares that will vest in equal installments on each of December 31, 2011 and 2012; 10,864 restricted shares that were expected to vest in equal installments on each of February 22, 2011, 2012, 2013 and 2014 (these restricted shares were forfeited due to Ms. Allgood’s departure from the company in January 2011); and 19,500 restricted shares that will vest in equal installments on each of July 31, 2011, 2012, 2013 and 2014.

(2)	These amounts were calculated based upon the closing price of our common shares on December 31, 2010 of $14.09.

(3)	Outstanding and vested stock options expire within 90 days after termination of employment.

Except as otherwise indicated, the information in the Outstanding Equity Awards at 2010 Fiscal Year-End Table above is provided as of December 31, 2010.

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Daniel B. Hurwitz	0	0	130,998	$1,584,347
David J. Oakes	0	0	51,761	$613,743
Scott A. Wolstein	0	0	148,747	$1,962,278
Paul W. Freddo	0	0	33,181	$425,899
John S. Kokinchak	0	0	17,546	$223,235
William H. Schafer	40,437	$250,632	12,676	$171,274
Joan U. Allgood	0	0	17,591	$223,690

(1)	Computed as the number of shares multiplied by the spread between the exercise price and market price on the exercise date.

(2)	Computed as the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2010 Nonqualified Deferred Compensation Table(1)

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(2)	($)(3)	($)(4)	($)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)

Elective Deferred Compensation Plan:
Daniel B. Hurwitz	$96,000	$48,900	$36,261	$(20,329)	$362,738
David J. Oakes	$25,000	$14,175	$3,748	$0	$137,615
Scott A. Wolstein	$0	$0	$74,136	$0	$460,066
Paul W. Freddo	$24,000	$12,600	$10,543	$0	$79,205
John S. Kokinchak	$10,000	$6,464	$6,100	$0	$55,558
William H. Schafer	$0	$0	$(602)	$(74,987)	$0
Joan U. Allgood	$10,542	$7,290	$25,374	$0	$211,073
Equity Deferred Compensation Plan:
Daniel B. Hurwitz	$804,835	$0	$977,511	$(1,285,823)	$2,610,581
David J. Oakes	$270,162	$0	$635,039	$0	$2,122,687
Scott A. Wolstein	$0	$0	$0	$0	$0
Paul W. Freddo	$0	$0	$0	$0	$0
John S. Kokinchak	$0	$0	$21,484	$0	$62,672
William H. Schafer	$0	$0	$0	$0	$0
Joan U. Allgood	$0	$0	$0	$0	$0

(1)	Our nonqualified deferred compensation plans, which include the elective deferred compensation plan and the equity deferred compensation plan, are described more fully in the Compensation Discussion and Analysis under “Other Benefits and Information” above.

(2)	In accordance with deferral elections, Messrs. Hurwitz and Schafer each elected to have his deferrals to the elective deferred compensation plan distributed to him in 2010. The amounts reported for our named executive officers in this column are reported under the “Salary” column of the 2010 Summary Compensation Table above.

(3)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in the “All Other Compensation” column of the 2010 Summary Compensation Table above.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2010 Summary Compensation Table.

(5)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in Summary Compensation Tables included in prior years’ proxy statements, except for Mr. Kokinchak and Ms. Allgood, for whom none of these amounts have been previously reported.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the company. Based on a hypothetical termination and/or change in control occurring on December 31, 2010, the following tables describe the potential payments upon such termination or change in control for each named executive officer (other than Mr. Schafer, who was no longer serving at December 31, 2010 and for whom we disclose his actual termination arrangement below). Dashes included in a table indicate that the named executive officer is not entitled to receive a particular benefit. We also describe Ms. Allgood’s and Mr. Schafer’s actual termination arrangements due to their departures in 2011 and 2010, respectively. For information about Mr. Wolstein’s actual termination and related benefits and payments, see the “Executive Compensation Tables and Related Disclosure — Employment Agreements — Employment Agreements with Messrs. Hurwitz and Wolstein” section above.

Daniel B. Hurwitz

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and Payments	Voluntary	Reason	For Cause	(Change
Upon Termination	Termination	Termination	Termination	in Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$4,928,000	$0	$4,928,000	$0	$2,500,000
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$3,494,320	$0	$3,494,320	$3,494,320	$3,494,320
Unvested VSEP Awards(3)	$0	$4,173,740	$0	$4,574,065	$4,173,740	$4,173,740
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0	$20,000	$0	$20,000	$20,000	$20,000
Life Insurance Proceeds(5)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(6)	$0	$0	$0	$0	$4,023,925	$0
280G Gross-Up	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
Accrued Vacation(7)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$12,616,060	$0	$13,016,385	$11,711,985	$10,588,060

(1)	Reported amounts calculated pursuant to the terms of Mr. Hurwitz’s Amended and Restated Employment Agreement and consist of two times Mr. Hurwitz’s base salary on December 31, 2010 plus two times Mr. Hurwitz’s “target” annual bonus for 2010 (except in the case of death, for which the amount consists of a fixed payment amount). Assumes all accrued base salary has been paid to Mr. Hurwitz.

(2)	Reported amounts consist of Mr. Hurwitz’s 128,000 unvested promotion shares plus his 120,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Hurwitz’s 155,992 unvested award shares under the VSEP plus 140,228 shares (168,640 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(5)	Reported amount consists of our estimate of the available life insurance death benefit.

(6)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Hurwitz’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

David J. Oakes

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and Payments	Voluntary	Reason	For Cause	(Change in
Upon Termination	Termination	Termination	Termination	Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$937,620	$0	$2,250,000	$937,620	$937,620
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$563,600	$0	$1,861,007	$1,861,007	$1,861,007
Unvested VSEP Awards(3)	$0	$935,520	$0	$1,025,245	$935,520	$935,520
Unvested Stock Options(4)	$0	$0	$0	$169,548	$169,548	$169,548
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$40,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$2,024,427	$0
280G Gross-Up(8)	$0	$0	$0	$1,189,382	$0	$0
Outplacement Services(9)	$0	$0	$0	$45,000	$0	$0
Accrued Vacation(10)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$2,456,740	$0	$6,580,182	$5,948,122	$4,323,695

(1)	Reported amounts calculated pursuant to the terms of Mr. Oakes’ Amended and Restated Employment Agreement and consist of one times Mr. Oakes’ base salary on December 31, 2010 plus a pro rata annual bonus for 2010 based on actual results (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Oakes’ base salary on December 31, 2010 plus two times Mr. Oakes’ “maximum” annual bonus for 2010). Assumes all accrued base salary has been paid to Mr. Oakes.

(2)	Reported amounts consist of Mr. Oakes’ 40,000 unvested promotion shares, plus 40,000 unvested retention shares, plus 52,080 unvested annual equity shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event (except in the case of without cause/good reason termination, in which case the amount consists of Mr. Oakes’ 40,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares continue to vest as a result of the triggering event).

(3)	Reported amounts consist of Mr. Oakes’ 34,964 unvested award shares under the VSEP plus 31,432 shares (37,800 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Oakes’ 42,600 stock options valued at a spread of $3.98 per share based on our closing stock price on December 31, 2010 of $14.09 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Oakes’ age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	The amount of Mr. Oakes’ 280G gross-up payment is calculated assuming that he is not entitled to a gross-up with respect to the estimated value of the excess parachute payments attributable to his VSEP awards. We note that Mr. Oakes’ new employment agreement currently in effect eliminates his right to any tax gross-up payment.

(9)	Reported amounts consist of our estimate of one year of outplacement service.

(10)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Scott A. Wolstein

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and	Voluntary	Reason	For Cause	(Change in
Payments Upon Termination	Termination	Termination	Termination	Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$8,312,500	$0	$8,312,500	$0	$0
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$2,818,000	$0	$2,818,000	$2,818,000	$2,818,000
Unvested VSEP Awards(3)	$0	$5,217,147	$0	$5,717,553	$5,217,147	$5,217,147
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0	$20,000	$0	$20,000	$20,000	$20,000
Life Insurance Proceeds(5)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(6)	$0	$0	$0	$0	$2,704,440	$0
280G Gross-Up	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
Accrued Vacation(7)	$0	$0	$0	$0	$0	$0
Continuing Office Support(8)	$0	$300,000	$0	$300,000	$300,000	$0

TOTAL:	$0	$16,667,647	$0	$17,168,053	$11,059,587	$8,455,147

(1)	Reported amounts calculated pursuant to the terms of Mr. Wolstein’s Amended and Restated Employment Agreement and consist of two times Mr. Wolstein’s base salary on December 31, 2010 plus two times Mr. Wolstein’s “target” annual bonus for 2010. Assumes all accrued base salary has been paid to Mr. Wolstein.

(2)	Reported amounts consist of Mr. Wolstein’s 200,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Wolstein’s 194,988 unvested award shares under the VSEP plus 175,285 shares (210,800 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(5)	Reported amount consists of our estimate of the available life insurance death benefit.

(6)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Wolstein’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

(8)	Reported amounts consist of our estimate of two years of continuing office support as provided for under Mr. Wolstein’s Amended and Restated Employment Agreement.

Paul W. Freddo

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and Payments	Voluntary	Reason	For Cause	(Change in
Upon Termination	Termination	Termination	Termination	Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$717,583	$0	$1,710,000	$717,583	$717,583
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$563,600	$0	$813,838	$813,838	$813,838
Unvested VSEP Awards(3)	$0	$935,520	$0	$1,025,245	$935,520	$935,520
Unvested Stock Options(4)	$0	$0	$0	$57,825	$57,825	$57,825
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$40,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$1,864,481	$0
280G Gross-Up(8)	$0	$0	$0	$861,237	$0	$0
Outplacement Services(9)	$0	$0	$0	$38,000	$0	$0
Accrued Vacation(10)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$2,236,703	$0	$4,546,145	$4,409,247	$2,944,766

(1)	Reported amounts calculated pursuant to the terms of Mr. Freddo’s Employment Agreement and consist of one times Mr. Freddo’s base salary on December 31, 2010 plus a pro rata annual bonus for 2010 based on actual results (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Freddo’s base salary on December 31, 2010 plus two times Mr. Freddo’s “maximum” annual bonus for 2010). Assumes all accrued base salary has been paid to Mr. Freddo.

(2)	Reported amounts consist of Mr. Freddo’s 40,000 unvested retention shares, plus 17,760 unvested annual equity shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event (except in the case of without cause/good reason termination, in which case the amount consists of Mr. Freddo’s 40,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares continue to vest as a result of the triggering event).

(3)	Reported amounts consist of Mr. Freddo’s 34,964 unvested award shares under the VSEP plus 31,432 shares (37,800 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Freddo’s 14,529 stock options valued at a spread of $3.98 per share based on our closing stock price on December 31, 2010 of $14.09 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Freddo’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	The amount of Mr. Freddo’s 280G gross-up payment is calculated assuming that he is not entitled to a gross-up with respect to the estimated value of the excess parachute payments attributable to his VSEP awards. We note that Mr. Freddo’s new employment agreement currently in effect eliminates his right to any tax gross-up payment.

(9)	Reported amounts consist of our estimate of one year of outplacement service.

(10)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

John S. Kokinchak

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and	Voluntary	Reason	For Cause	(Change in
Payments Upon Termination	Termination	Termination	Termination	Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$528,745	$0	$1,260,000	$528,745	$528,745
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$281,800	$0	$432,338	$432,338	$432,338
Unvested VSEP Awards(3)	$0	$521,725	$0	$571,772	$521,725	$521,725
Unvested Stock Options(4)	$0	$0	$0	$34,781	$34,781	$34,781
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$40,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$2,237,898	$0
280G Gross-Up(8)	$0	$0	$0	$621,310	$0	$0
Outplacement Services(9)	$0	$0	$0	$28,000	$0	$0
Accrued Vacation(10)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$1,352,270	$0	$2,988,201	$3,775,487	$1,937,589

(1)	Reported amounts calculated pursuant to the terms of Mr. Kokinchak’s Amended and Restated Employment Agreement and consist of one times Mr. Kokinchak’s base salary on December 31, 2010 plus a pro rata annual bonus for 2010 based on actual results (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Kokinchak’s base salary on December 31, 2010 plus two times Mr. Kokinchak’s “maximum” annual bonus for 2010). Assumes all accrued base salary has been paid to Mr. Kokinchak.

(2)	Reported amounts consist of Mr. Kokinchak’s 20,000 unvested retention shares, plus 10,684 unvested annual equity shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event (except in the case of without cause/good reason termination, in which case the amount consists of Mr. Kokinchak’s 20,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares continue to vest as a result of the triggering event).

(3)	Reported amounts consist of Mr. Kokinchak’s 19,500 unvested award shares under the VSEP plus 17,528 shares (21,080 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Kokinchak’s 8,739 stock options valued at a spread of $3.98 per share based on our closing stock price on December 31, 2010 of $14.09 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Kokinchak’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	The amount of Mr. Kokinchak’s 280G gross-up payment is calculated assuming that he is not entitled to a gross-up with respect to the estimated value of the excess parachute payments attributable to his VSEP awards. We note that Mr. Kokinchak’s new employment agreement currently in effect eliminates his right to any tax gross-up payment.

(9)	Reported amounts consist of our estimate of one year of outplacement service.

(10)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Joan U. Allgood

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and	Voluntary	Reason	For Cause	(Change in
Payments Upon Termination	Termination	Termination	Termination	Control)	Disability	Death

Compensation:
Cash Severance(1)	$0	$427,000	$0	$1,098,000	$427,000	$427,000
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$281,800	$0	$434,874	$434,874	$434,874
Unvested VSEP Awards(3)	$0	$521,725	$0	$571,772	$521,725	$521,725
Unvested Stock Options(4)	$0	$0	$0	$35,366	$35,366	$35,366
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$11,000	$0	$22,000	$11,000	$11,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$1,241,760	$0
280G Gross-Up	$0	$0	$0	$0	$0	$0
Outplacement Services(8)	$0	$0	$0	$30,500	$0	$0
Accrued Vacation(9)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$1,241,525	$0	$2,192,512	$2,671,725	$1,829,965

(1)	Reported amounts calculated pursuant to the terms of Ms. Allgood’s Amended and Restated Employment Agreement and consist of one times Ms. Allgood’s base salary on December 31, 2010 plus a pro rata annual bonus for 2010 based on actual results (except in the case of termination in connection with a change in control, in which case the amount consists of two times Ms. Allgood’s base salary on December 31, 2010 plus two times Ms. Allgood’s “maximum” annual bonus for 2010). Assumes all accrued base salary has been paid to Ms. Allgood.

(2)	Reported amounts consist of Ms. Allgood’s 20,000 unvested retention shares, plus 10,864 unvested annual equity shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event (except in the case of without cause/good reason termination, in which case the amount consists of Ms. Allgood’s 20,000 unvested retention shares valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares continue to vest as a result of the triggering event).

(3)	Reported amounts consist of Ms. Allgood’s 19,500 unvested award shares under the VSEP plus 17,528 shares (21,080 shares in the case of termination in connection with a change in control) assumed to be earned for the measurement period interrupted as a result of the triggering event valued at our closing stock price on December 31, 2010 of $14.09 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Ms. Allgood’s 8,886 stock options valued at a spread of $3.98 per share based on our closing stock price on December 31, 2010 of $14.09 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Ms. Allgood’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2010, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Separation Agreements.  On January 26, 2010, we entered into a Separation Agreement and Release with Mr. Schafer as a result of the conclusion of his employment with us effective February 15, 2010. The separation agreement reflected Mr. Schafer’s departure as a termination without cause effective February 15, 2010, through which date Mr. Schafer also continued to receive his then-current compensation and benefits from us. The separation agreement was also subject to a revocation period in favor of Mr. Schafer pursuant to applicable law.

Pursuant to the separation agreement, Mr. Schafer received a lump-sum payment (less applicable deductions) equal to $1,221,000 and a payment (less applicable deductions) equal to $122,000, or the “target” amount of his 2009 annual performance bonus opportunity, in February 2010. Mr. Schafer also received a lump-sum payment (less applicable deductions) equal to $549,000 in August 2010. Mr. Schafer was provided with our health and dental benefits coverage for him and his eligible dependents for two months following his employment on the same terms applicable to our active employees, and was provided with one month of outplacement services. We also agreed to cover reasonable legal fees for Mr. Schafer in connection with the execution and receipt of payments under his separation agreement. In consideration of these payments and benefits, Mr. Schafer agreed to a general release of potential claims against us and certain related parties. The treatment of Mr. Schafer’s equity and incentive awards has and will be governed by the applicable provisions of our plans covering such awards. We also waived Mr. Schafer’s one-year non-competition covenant, but other covenants provided for in Mr. Schafer’s employment agreement remain in full force and effect, including his confidentiality, non-solicitation and cooperation covenants.

On December 20, 2010, we entered into a Separation Agreement and Release with Ms. Allgood as a result of the conclusion of her employment with us effective January 31, 2011. The separation agreement reflected Ms. Allgood’s departure as a termination without cause effective January 31, 2011, through which date Ms. Allgood also continued to receive her then-current compensation and benefits from us. The separation agreement was also subject to a revocation period in favor of Ms. Allgood pursuant to applicable law.

Pursuant to the separation agreement, Ms. Allgood received a lump-sum payment (less applicable deductions) equal to $1,251,000 and a payment (less applicable deductions) equal to $122,000 for her 2010 annual performance bonus in February 2011. Ms. Allgood will also receive a lump-sum payment (less applicable deductions) equal to $549,000 payable after six months from her termination date. Ms. Allgood is eligible to receive health and dental benefit coverage for her and her eligible dependents for up to two years following her employment on the same terms applicable to our active employees and is eligible to receive one year of outplacement services. We also agreed to cover reasonable consultant fees (up to $15,000) for Ms. Allgood in connection with the execution and receipt of payments under her separation agreement. In consideration of these payments and benefits, Ms. Allgood agreed to a general release of potential claims against us and certain related parties. The treatment of Ms. Allgood’s equity and incentive awards has and will be governed by the applicable provisions of our plans covering such awards. We also waived Ms. Allgood’s one-year non-competition covenant, but other covenants provided for in Ms. Allgood’s employment agreement remain in full force and effect, including her confidentiality, non-solicitation and cooperation covenants.

Change in Control Agreements.  Messrs. Wolstein and Hurwitz’s employment agreements include provisions regarding the payments and benefits to which they are entitled in certain circumstances in the event of a change in control. For more information, see the “Executive Compensation Tables and Related Disclosure — Employment Agreements — Employment Agreements with Messrs. Hurwitz and Wolstein” section above.

Under the change in control agreements for the other executive officers that were in effect at December 31, 2010, including Messrs. Oakes, Freddo and Kokinchak and Ms. Allgood (and Mr. Schafer during his employment), benefits were payable by us if a “Triggering Event” occurs within two years after a “Change in Control.” Payments were only triggered if both (1) a change in control occurred and (2) the officer was terminated or effectively terminated, or actions were taken that materially and adversely impacted the officer’s position with us or his or her compensation. A “Triggering Event” occurred if within two years after a change in control:

•	we terminated the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable change in control agreement);

•	we reduced the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the change in control, and the officer then terminated his or her employment with us;

•	we assigned the named executive officer duties that were inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persisted in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminated his or her employment with us;

•	we (1) reduced the named executive officer’s base salary, his or her annual performance-based cash bonus percentages of salary, his or her group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) excluded him or her from any plan, program or arrangement in which our other executive officers are included, (3) established criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) failed to pay the named executive officer any annual performance bonus compensation to which the named executive officer was entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminated his or her employment with us; or

•	we required the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio or any approved remote office, and the officer then terminated his or her employment with us.

A “Change in Control” occurred if:

•	any person or group of persons, acting alone or together with any of its affiliates or associates, acquired a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares;

•	at any time during a period of two years, individuals who were our directors at the beginning of the period no longer constituted a majority of the members of our Board unless the election, or the nomination for election by our shareholders, of each director who was not a director at the beginning of the period was approved by at least two-thirds of the directors who were in office at the time of the election or nomination and were directors at the beginning of the period;

•	a record date was established for determining our shareholders entitled to vote upon (1) a merger or consolidation with another real estate investment trust, partnership, corporation or other entity in which we are not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (2) a sale or other disposition of all or substantially all of our assets, or (3) the dissolution of the company; or

•	our Board or our shareholders approved a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the company.

Upon the occurrence of a Triggering Event, we were required to pay the named executive officer an amount equal to the sum of two times the then-effective annual salary and the annual performance bonus at the “maximum” level payable to the officer. In addition, we agreed to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.

Each change in control agreement for Messrs. Oakes, Freddo and Kokinchak and Ms. Allgood provided that to the extent that any of the payments to be made to the named executive officer (together with all other payments of cash or property, whether pursuant to the agreement or otherwise, other than pursuant to a performance unit plan or an outperformance award (if applicable)) constitutes “excess parachute payments” under certain tax laws, we would pay the named executive officer such additional amounts as are necessary to cause him or her to receive the same after-tax compensation that he or she would have but for the application of such tax laws. These change in control agreements were subsequently terminated upon us entering into the new employment agreements in April 2011 with Messrs. Oakes, Freddo and Kokinchak, as discussed above.

As discussed above, in April 2011, we entered into new employment agreements with Messrs. Oakes, Freddo and Kokinchak. In addition, the separate change in control agreements with Messrs. Oakes, Freddo and Kokinchak were terminated and the substantive provisions from these agreements were included in the new employment agreements with the modifications discussed below. The new employment agreements are materially consistent with the terms of our employment agreement with Mr. Hurwitz. In particular, the new employment agreements eliminated the tax gross-up entitlements that these officers had under their prior employment agreements and the prior change in control agreements and increased the threshold for triggering a change in control as a result of the acquisition of beneficial ownership of our outstanding securities from 20% or more to 30% or more of the voting power of our outstanding securities without the prior consent of our Board, which threshold is now consistent with that under Mr. Hurwitz’s employment agreement. In addition, the annual performance-based bonus portion of severance payable to Messrs. Oakes, Freddo and Kokinchak in the event of a Triggering Event was reduced from the “maximum” level to the “target” level.

Compensation of Directors

2010 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
(a)	(b)	(c)	(d)

Terrance R. Ahern	$220,000	—	$220,000
James C. Boland	$83,507	$83,532	$167,039
Thomas Finne	$67,500	$67,525	$135,025
Robert H. Gidel	—	$165,020	$165,020
Volker Kraft	$75,000	$75,028	$150,028
Victor B. MacFarlane	$170,000	—	$170,000
Craig Macnab	—	$190,018	$190,018
Scott D. Roulston	$165,000	—	$165,000
Barry A. Sholem	—	$150,035	$150,035
William B. Summers, Jr.	$75,000	$75,028	$150,028

(1)	All or a portion of the fees listed for Messrs. Ahern, MacFarlane and Roulston were deferred into the Directors’ Deferred Compensation Plan.

(2)	The amounts reported in column (c) reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, for stock awards granted to the non-employee directors in 2010. The non-

employee directors had option awards outstanding as of December 31, 2010 for the following number of shares: Mr. Ahern, 5,000; Mr. MacFarlane, 10,000; and Mr. Sholem, 5,000. No other option awards had been granted to the remaining non-employee directors at December 31, 2010. None of the non-employee directors had unvested stock awards outstanding as of December 31, 2010. The grant date fair value of the stock awards issued to each non-employee director in fiscal year 2010 is reflected in this column.

Our non-employee directors receive an annual retainer of $125,000 for the year ended each May 14. The annual retainer is paid in either cash or our common shares, at the director’s election, provided that not less than 50% of the fees payable to non-employee directors shall be paid in the form of our common shares or common share equivalents, as described below. Non-chair members of the Audit Committee and the Executive Compensation Committees receive $25,000 as a fee for their service on each committee. Non-chair members of the Nominating and Corporate Governance Committee receive a fee of $20,000, and non-chair members of the Dividend Declaration Committee receive a fee of $10,000, for service on these committees. Persons who chair the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are entitled to receive a fee of $40,000, $40,000 and $30,000, respectively, for services rendered on these committees. The lead director is entitled to receive additional compensation of $50,000 as a fee for services rendered as lead director. Additionally, each non-management member of our Board who serves on the Executive Committee receives an additional $25,000 fee for service on the Executive Committee.

No less than 50% of the total of each director’s annual retainer and annual Board committee fees (and annual lead director fee, if applicable) must be received in the form of our common shares or deferred into the directors’ deferred compensation plan. Under the directors’ deferred compensation plan, deferred fees are converted into units that are the equivalent of common shares, although the units do not have voting rights. Fees are paid to committee members, the respective committee chairs and lead director in quarterly installments. The number of common shares (or common share equivalents under the directors’ deferred compensation plan) to be issued quarterly is determined by converting one-fourth of the value of the annual fees or retainers that each director elected to receive in the form of common shares (or deferred under the directors’ deferred compensation plan) into common shares (or common share equivalents under the directors’ deferred compensation plan) based on the fair market value of the common shares on the business day preceding the date of the issuance. These common shares are 100% vested on the date of issuance. Each non-employee director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the non-employee directors’ duties.

Directors’ Deferred Compensation Plan.  Non-employee directors have the right to defer all or a portion of their fees pursuant to our directors’ deferred compensation plan. Our directors’ deferred compensation plan is an unsecured, general obligation of the company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash at a date determined by the participant at the time a deferral election is made. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the “rabbi” trust. In the event of our insolvency, the assets of the “rabbi” trust are available to general creditors. Messrs. Ahern, MacFarlane and Roulston elected to defer all of their 2010 fees pursuant to our directors’ deferred compensation plan. During their terms as directors, Messrs. Ahern, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
	Compensation Plan as of	December 31,
Name	December 31, 2010	2010 ($)

Terrance R. Ahern	87,661	$1,235,143
Victor B. MacFarlane	60,902	$858,108
Craig Macnab	17,718	$249,652
Scott D. Roulston	16,643	$234,497

Equity Deferred Compensation Plan.  Prior to 2006, directors received a portion of their fees in restricted shares and a portion of their fees in cash. Directors had the right to defer the vesting of the restricted shares pursuant to the equity deferred compensation plan. In addition, for compensation earned prior to December 31, 2004, directors had the right to defer the gain otherwise recognizable upon the exercise of options in accordance with the terms of the equity deferred compensation plan. During their terms as directors, Messrs. Ahern, MacFarlane and Macnab have deferred compensation into the equity deferred compensation plan represented by the following number of units:

	Number of Units	Value of Units as of
	under the	the Year Ended
	Equity Deferred	December 31,
Name	Compensation Plan	2010 ($)

Terrance R. Ahern	1,029	$14,499
Victor B. MacFarlane	1,029	$14,499
Craig Macnab	695	$9,793

Vested deferred stock units under the equity deferred compensation plan will not be distributed to participants until the end of the deferral period selected by each participant.

Stock Ownership Guidelines

Under the stock ownership guidelines established by our Board, each director must own common shares or common share equivalents with an aggregate market value of no less than $200,000 no later than the fourth anniversary of the June 1 following the date restricted shares or common shares comprising a component of the director’s compensation are first granted to the director, or, if the director is elected or appointed to our Board other than at the annual meeting, the date such director has received compensation for four years of service, and on each June 1 thereafter. Our Board established this particular level of stock ownership for our directors because it is reasonable evidence of our continuing commitment to have the interests of our directors aligned with the investment interests of our shareholders. During the initial four-year phase-in period, each director is required to own one-fourth of the requisite value of common shares and common share equivalents on the date such director has received compensation for one year of service as a director, one-half of the requisite value after the receipt of compensation for two years of service and three-fourths of the requisite value after receipt of compensation for three years of service. Unvested restricted shares and shares deferred into our equity deferred compensation plan, but not unvested options, will count as common share equivalents toward satisfying the stock ownership guidelines. All of our directors met the company’s established stock ownership guidelines as of June 1, 2010 and as of March 15, 2011.

CERTAIN TRANSACTIONS

In May 2009, the company entered into a $60 million collateralized loan with an affiliate company owned by Mr. Alexander Otto, a significant shareholder, and certain members of his family, whom we collectively refer to as the Otto Family, which was included in mortgage and other secured indebtedness on the company’s balance sheet. The loan had an interest rate of 9%, and was collateralized by two shopping centers. The company repaid this loan, at par, in May 2010 and paid a prepayment penalty of $905,000. The company paid interest of $1,864,110 on this loan for the year ended December 31, 2010.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding the review and approval of related party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our directors, nominees for directors, officers and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of directors, nominees for directors, officers, employees or significant shareholders; entities in which a director, nominee for director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related party transaction. If the committee determines that the proposed transaction would be a related party transaction, it will make a recommendation to our Board. All related party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all officers, directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except for: Mr. Ahern for two transactions in 2010 and Mr. Kokinchak and Iris S. Wolstein each for one transaction in 2010. In addition, we filed amended reports during 2010 to correct clerical errors in a previous filing with respect to one transaction for each of Messrs. Hurwitz, Sholem and Gidel.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS
FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2011

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2010 and is expected to be retained to do so in 2011. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP.  The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009.

	2010	2009

Audit fees(1)	$1,548,489	$2,019,774
Audit-related fees(2)	$1,254,323	$1,075,725
Tax fees(3)	$238,800	$728,025
All other fees(4)	$1,800	$1,616

Total	$3,043,412	$3,825,140

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement related services performed pursuant to SEC filing requirements. Of these amounts, the registration-related services were $186,977 and $234,769 for 2010 and 2009, respectively. In addition, of the audit fees paid in 2010, $153,948 related to additional auditing services provided to us in 2009 but not billed by PricewaterhouseCoopers LLP until 2010. Similarly, of the audit fees paid in 2009, $343,399 related to additional auditing services provided to us in 2008 but not billed by PricewaterhouseCoopers LLP until 2009.

(2)	Audit-related fees consisted of fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits and reviews. Of the aggregate amount of audit-related fees paid in 2010, $951,464 was for audit-related services provided to us in 2009 but not billed by PricewaterhouseCoopers LLP until 2010. Of the aggregate amount of audit-related fees paid in 2009, $659,194 was for audit-related services provided to us in 2008 but not billed by PricewaterhouseCoopers LLP until 2009. Several of our joint venture agreements require the engagement of an independent registered public accounting firm to perform audit-related services because the joint venture investments have separate financial statement reporting requirements.

(3)	Tax fees consisted of fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services, $188,300 and $337,288 of which consisted of tax compliance services for 2010 and 2009, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services provided by PricewaterhouseCoopers LLP. The fees billed in 2010 and 2009 relate primarily to software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Our Board Recommends That Shareholders Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLP As Our Independent Accountants for Our Fiscal Year Ending December 31, 2011.

PROPOSAL THREE: SHAREHOLDER ADVISORY VOTE REGARDING THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the 2011 Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our proxy statement for the 2011 Annual Meeting, is hereby APPROVED.

Your Board of Directors recommends a vote FOR this proposal.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest, of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board. However, the Board values the views of its shareholders. The Board and Executive Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

2010 Performance

In order to respond to the economic environment and the challenges of the U.S. retail real estate market of the past two years, we have placed greater strategic emphasis on operational excellence through a business strategy that focused on (1) maintaining a prime balance sheet relative to our peers by strengthening our credit metrics and reducing risk, (2) operating a prime portfolio focused on market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market share, and (3) maintaining a prime operating platform, which means improving property operating fundamentals.

During 2010, we made significant progress toward achieving these goals. To strengthen our balance sheet and reduce financial risk, we raised long-term capital, refinanced and extended the maturities of our remaining debt, and reduced our overall leverage ratios. To focus on our prime portfolio properties, we reaffirmed our objective to increase our ownership and operation of prime properties and to dispose of non-core assets that will not contribute to long-term earnings growth. To improve our operating platform, we have placed greater strategic emphasis on our operations by increasing the occupancy and revenue rates for our properties.

Some of our particular accomplishments during 2010 included, among other things:

•	executed a record number of leases, exceeding budgeted expectations;

•	increased our core portfolio leased rate over 2009, exceeding budgeted expectations;

•	achieved same store net operating income growth, exceeding budgeted expectations;

•	opportunistically raised approximately $2.9 billion of various forms of long-term capital;

•	completed over $790 million of predominantly non-prime asset sales, of which our pro-rata share was approximately $250 million;

•	reduced consolidated indebtedness by nearly $900 million to approximately $4.3 billion at December 31, 2010, exceeding budgeted expectations by $100 million;

•	increased the weighted average maturity of our consolidated debt from under three years to approximately four years; and

•	achieved total shareholder return performance for our common shares for the year of 53.2%, which ranked us 5th out of 16 REITs within our peer group.

2010 Executive Compensation Program

We believe you should vote “FOR” our named executive officer compensation, which, as described more fully in Compensation Discussion and Analysis, we have designed to help us:

•	pay for performance, by providing incentives to our named executive officers to deliver a superior return to shareholders through operational performance and share price appreciation; and

•	attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy that provides opportunity to retailers, complements our core competencies and enables us to take advantage of new business opportunities.

For 2010, as further described above in Compensation Discussion and Analysis, we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

•	Same Store EBITDA;

•	relative total shareholder return; and

•	the achievement of clearly articulated individual objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2010 performance, as described in this proxy statement, was aligned with both our pay for performance philosophy and our actual 2010 performance.

For these reasons, your Board of Directors unanimously recommends that shareholders vote FOR the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our proxy statement for the 2011 Annual Meeting.

PROPOSAL FOUR: SHAREHOLDER ADVISORY VOTE REGARDING THE FREQUENCY FOR FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, we are also asking you to cast an advisory (non-binding) vote recommending the frequency with which we should hold future shareholder advisory votes on the compensation of our named executive officers.

This advisory vote, commonly known as a “frequency” or “say-when-on-pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS” or “3 YEARS” or abstain from voting in response to this proposal.

We believe you should vote for us to conduct Say-on-Pay votes every year (one year). Before you vote, we encourage you to consider the following:

•	we think that a Say-on-Pay vote every year provides shareholders with the most immediate and direct way to provide input with respect to the company’s current compensation arrangements;

•	we believe that a Say-on-Pay vote every year promotes the highest degree of transparency regarding our compensation structure;

•	we think that a Say-on-Pay vote every year is consistent with best practices and good corporate governance; and

•	many of the leading shareholder advisory firms and institutional shareholders have publicly announced their support for annual Say-on-Pay votes.

For these reasons, the Board unanimously recommends that shareholders vote for us to conduct any required shareholder advisory vote on named executive officer compensation EVERY YEAR (1 YEAR).

Please note that shareholders are not voting to approve or disapprove of the Board’s recommendation regarding this proposal. The results of the frequency vote will be advisory and will not be binding upon us or our Board. However, we will take into account the outcome of the frequency vote when determining how frequently we will conduct future Say-on-Pay votes, and we will disclose our frequency decision as required by the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder proposals intended to be presented at our 2012 annual meeting of shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 20, 2011, for inclusion in our proxy statement and form of proxy relating to the 2012 annual meeting of shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for our 2012 annual meeting of shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than March 4, 2012. Even if proper notice is received on or prior to March 4, 2012, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the accompanying annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to us by calling Kate Deck, Investor Relations Director, at (216) 755-5500, or by writing to Developers Diversified Realty Corporation, Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

Shareholders and other interested parties may send written communications to our Board or the non-management directors as a group by mailing them to our Board, c/o Corporate Secretary, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management directors as a group, as applicable.

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board: (1) to elect Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, and Barry A. Sholem as directors; (2) to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2011; (3) to approve the compensation of the company’s named executive officers; and (4) to vote in favor of an advisory vote on the compensation of the company’s named executive officers every year. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact Kate Deck, Investor Relations Director, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

By order of the Board of Directors,

David E. Weiss
Secretary

Dated: April 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 3 AND FOR EVERY YEAR (1 YEAR) ON ITEM 4. 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN 1.1 Terrance R. Ahern 1.2 James C. Boland 1.3 Thomas Finne 1.4 Robert H. Gidel 1.5 Daniel B. Hurwitz1.6 Volker Kraft 1.7 Victor B. MacFarlane 1.8 Craig Macnab 1.9 Scott D. Roulston 1.10Barry A. Sholem FOR AGAINST ABSTAIN 2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2011. 3. Shareholder advisory vote regarding the compensation of the Company’s named executive officers. 4. Shareholder advisory vote regarding the frequency for future shareholder advisory votes regarding the compensation of the Company’s named executive officers. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Developers Diversified Realty Corporation account online. Access your Developers Diversified Realty Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Developers Diversified Realty Corporation, now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: www.proxydocs.com/ddr FOLD AND DETACH HERE PROXY DEVELOPERS DIVERSIFIED REALTY CORPORATION Annual Meeting of Shareholders — May 18, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints David J. Oakes, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the Developers Diversified Realty Corporation Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 18, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250(Continued and to be marked, dated and signed, on the other side)